As filed with the Securities and Exchange Commission on October 26, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Pinpoint Recovery Solutions Corp.

(Name of Small Business Issuer in Its Charter)

Delaware	541219	20-8251217
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

4350 W. Cypress Street
Tampa, FL 33607
(813) 879-5000

(Address and Telephone Number of Principal Executive Offices)

4350 W. Cypress Street
Tampa, FL 33607
(813) 879-5000

(Address of Principal Place of Business or Intended Principal Place of Business)

Andrew Scott, Chairman
Pinpoint Recovery Solutions Corp.
4350 W. Cypress Street
Tampa, FL 33607
(813) 879-5000

(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

Vincent J. McGill, Esq.
Eaton & Van Winkle LLP
3 Park Avenue, 16th Floor
New York, New York 10016
(212) 779-9910

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, $.001 par value per share	4,333,307	$3.00	$12,999,921	$487.50

(1)	Of the 4,333,307 shares of our Common Stock registered pursuant to this registration statement, up to 1,666,667 shares are being offered for sale by the Registrant and 2,666,640 shares (of which 977,444 are issuable upon exercise of common stock purchase warrants) are being offered by selling security holders.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act. As of the date hereof, there is no established public market for the Common Stock being registered. The warrants issued by the Registrant in its private offering to investors are convertible into shares of Common Stock at $2.27 per share (subject to customary adjustment in accordance with their terms and conditions). Accordingly, we selected $3.00 per share as the offering price, reflecting a premium over the private offering conversion price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Subject to Completion, dated October 26, 2007

4,333,307 Shares

PINPOINT RECOVERY SOLUTIONS CORP.

Common Stock

Before this Offering, there has been no public market for our Common Stock.

We are offering a minimum (the “Minimum Amount”) of 333,334 shares and a maximum (the “Maximum Amount”) of 1,666,667 shares of our Common Stock, $.001 par value per share (“Common Stock”), in a direct public offering (sometimes referred to as the “direct offering”). The offering price is $3.00 per share. In the event the shares are not sold within 90 days, at our sole discretion, we may extend the offering for up to an additional 90 days.

In addition to our direct offering, we are registering 2,666,640 shares of Common Stock (of which 977,444 are shares issuable upon exercise of warrants) held by 48 selling security holders.

No public market currently exists for our shares. Our Common Stock is presently not traded on any national securities exchange or the NASDAQ Stock Market or quoted on the OTC Bulletin Board. We do not intend to apply for listing on any national securities exchange or the NASDAQ stock market but will apply to have our Common Stock quoted on the OTC Bulletin Board.

An investment in our Common Stock involves risks. See the section of this prospectus entitled “Risk Factors” starting on page 4 of the prospectus.

DIRECT OFFERING:

	Per Share	Total of Minimum Amount Sold (333,334 Shares)	Total of Maximum Amount Sold (1,666,667 Shares)
Public Offering Price	$3.00	$1,000,000	$5,000,000
Proceeds to Registrant (before expenses)(1)	$3.00	$1,000,000	$5,000,000

(1)	Expenses include an estimated $115,488 for legal, accounting, printing and miscellaneous expenses.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the selling security holders, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling security holder. This prospectus is not an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

Dealer Prospectus Delivery Obligation

Until 90 days after the effective date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this prospectus is [], 2007.

PINPOINT RECOVERY SOLUTIONS CORP.

i

PROSPECTUS SUMMARY

This summary highlights material information about us that is described more fully elsewhere in this prospectus. It may not contain all of the information that you find important. You should carefully read this entire document, including the “Risk Factors” section beginning on page 3of this prospectus and our financial statements and their related notes (also included in this prospectus) before making a decision to invest in our Common Stock. Unless otherwise indicated in this prospectus, references to “we,” “us” or “our” refer to Pinpoint Recovery Solutions Corp.

Our Business

Pinpoint Recovery Solutions Corp. (“Pinpoint”), a Delaware corporation, founded in December 4, 2006, was formed for the purpose of making one or more acquisitions of appropriate businesses. In June 2007, we consummated the acquisition of certain of the assets, and assumed certain of the liabilities, of S.A.L.T. Payroll Consultants, Inc. (“SALT”), a provider of federal, state and local payroll and unemployment tax recovery services. After the acquisition, SALT changed its name to Neucap, Inc. and we formed a wholly owned subsidiary under the laws of the State of Florida named S.A.L.T. Payroll Consultants, Inc. The assets acquired and the liabilities assumed in the acquisition remain the assets and liabilities of Pinpoint, while our wholly owned subsidiary currently has no assets, operations or employees. For purposes of this prospectus and the registration statement in which it is included, unless expressly noted otherwise, the name “SALT” refers to the original SALT that was party to the acquisition.

We provide services and solutions to medium and large size organizations seeking payroll and unemployment tax recovery. Our model is driven by the introduction of complex new and amended tax laws involving companies relating to mergers, acquisitions, recapitalizations, reorganizations and similar transactions. We have been successful in our efforts for predominantly “Fortune 1000” companies.

Our business strategy focuses on expanding our model and offering other forms of tax recovery services. We shall focus on acquisitions of other tax recovery providers and business services solutions and creating new services from our existing infrastructure. We believe we can leverage our existing management and sales team to enhance operating efficiencies.

Our principal offices are located at 4350 W. Cypress St, Tampa, FL 33607 and our telephone number is (813) 879-5000.

The Offering

We are offering directly, on a self-underwritten basis, a minimum of 333,334 shares and a maximum of 1,666,667 shares of our Common Stock at a price of $3.00 per share. Assuming the Maximum Amount being directly offered by us is sold, shares of our Common Stock being so offered and registered under this prospectus (other than those being registered on behalf of the Selling security holders) will represent approximately 36.1% of our issued and outstanding shares of Common Stock; and assuming the Minimum Amount of our direct offering is sold, the shares of our Common Stock being directly offered by us and registered under this prospectus (other than those being registered on behalf of the Selling security holders) will represent approximately 7.2% of our issued and outstanding shares of Common Stock.

In addition to our direct offering, we are registering 2,666,640 shares of Common Stock (of which 977,444 are shares issuable upon exercise of our warrants) held by 48 selling security holders.

Such shares include all shares of common stock, and all shares of common stock underlying our warrants, sold in our private offering described elsewhere herein; except that we are not registering hereby any securities held by our officers and directors other than shares of common stock underlying warrants purchased by them in such private offering. All holders of shares and warrants issued in connection with such private offering are entitled to certain registration rights as is further described in the section below entitled, “Description of Securities –– Registration Rights.”

As of September 30, 2007, we had 4,617,588 shares of Common Stock issued and outstanding (exclusive of 977,444 shares of Common Stock issuable upon exercise of our warrants).

Summary Financial Information

The summary information for the years ended December 31, 2006 and 2005 was derived from the SALT historical financial statements, audited by Marcum & Kliegman LLP. The summary information for the June six-month periods was derived from the unaudited financial statements of SALT for the period from January 1, 2007 through June 25, 2007 and the six months ended June 30, 2006. The pro forma statement of operations financial information was derived from the unaudited pro forma condensed combined financial statements of Pinpoint and SALT for the six months ended June 30, 2007 and the year ended December 31, 2006. The pro forma balance sheet information as of June 30, 2007 is derived from the unaudited historical balance sheet of Pinpoint as of June 30, 2007 as adjusted for subsequent stock issuances, the minimum and maximum offering, the assumed exercise of warrants, and the application of a portion of the proceeds to repay certain debt (as detailed in “Use of Proceeds”) and should be read in conjunction with the section of this prospectus entitled “Dilution.” The summary financial data presented below should be read in conjunction with, and is qualified in its entirety by, our audited financial statements and related notes appearing in this prospectus beginning on page F-1.

Historical Income Statement Information:

	Fiscal Year Ended December 31,		Six Month Periods Ended June 30,
	2006	2005	2007	2006
Revenue	$3,239,179	$2,305,263	$1,059,859	$1,773,388
Costs and expenses	1,262,060	1,172,607	909,292	707,733
Net Income as historically reported	1,977,119	1,132,656	150,567	1,065,655
Pro forma income taxes(1)	687,000	430,000	57,000	402,000
Net Income as adjusted for income taxes	$1,290,119	$702,656	$93,567	$663,655
Earnings Per Share	$0.63	$0.36	$0.05	$0.34
Weighted Average Shares Outstanding	1,945,274	1,945,274	1,945,274	1,945,274

(1)	SALT is an S-Corporation that is not subject to income taxes. The pro forma income tax adjustments represent an estimate of the federal and state income taxes that SALT would be subject to if it were a taxable entity.

Pro Forma Combined Income Statement Information:

	Fiscal Year Ended December 31, 2006	Six Months Ended June 30, 2007
Revenue	$3,239,179	$1,158,473
Costs and expenses	1417,288	1,682,445
Income (Loss) before income taxes	1,821,891	(523,972)
Pro forma income taxes	687,000	—
Pro Forma Net Income (Loss)	$1,134,891	$(523,972)
Earnings Per Share	$0.58	$(0.27)
Weighted Average Shares Outstanding	1,945,274	1,945,274

Balance Sheet Information:

	Historical At June 30, 2007	Adjusted for Subsequent Stock Issuances and Minimum Offering	Adjusted for Subsequent Stock Issuances and Maximum Offering	Adjusted for Subsequent Stock Issuances, Maximum Offering and the Exercise of Warrants
Total Assets	$6,996,890	$7,852,955	$10,572,955	$12,791,753
Total Liabilities	2,122,457	1,646,535	366,535	366,535
Shareholders’ Equity	4,874,433	6,206,420	10,206,420	12,425,195
Tangible Net Book Value	$(1,531,634)	$(199,647)	$3,800,353	$6,019,128

RISK FACTORS

An investment in our Common Stock is speculative and involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, before buying our Common Stock. The reader should carefully consider each of the risks described below. If any of the following risks develop into actual events, our business, financial condition or results of operations could be materially adversely affected, and the trading price of our Common Stock could decline significantly.

Risks Related to Our Common Stock

Our stock price after the offering could be below the offering price.

The offering price of the Common Stock has been determined arbitrarily by Pinpoint and bears no relationship to the book value of Pinpoint or other criteria of value.

There has been no prior market for our common stock and if an active trading market does not develop or the trading price following the offering is highly volatile, you may not be able to resell your shares at or above the price at which you purchased your shares, or at all.

Prior to the offering, there has been no active public market for our common stock. We cannot predict the extent to which a trading market will develop or how liquid that market might become. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or the control of any market maker or specialist. The number of active buyers and sellers of our common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares on short notice, and, therefore, you should not view our common stock as a short-term or liquid investment. An active trading market for our securities might not develop or be sustained.

The trading price of our common stock following the offering is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

•	quarterly variations in our results of operations or those of our competitors;
•	announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments;
•	commencement of, or our involvement in, litigation;
•	any major change in our board or management;
•	changes in governmental regulations, especially changes in state or federal tax laws; and
•	general market conditions and other factors, including factors unrelated to our own operating performance.

If a market develops for our Shares, Rule 144 sales or sales pursuant to this prospectus may depress prices in that market.

All of the outstanding shares of our Common Stock held by present stockholders are “restricted securities” within the meaning of Rule 144 under the Securities Act.

As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for a prescribed period may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed 1.0% of a company’s outstanding common stock. The alternative average weekly trading volume during the four calendar weeks prior to the sale is not available to our shareholders because the OTC Bulletin Board (if and when our shares are listed thereon) is not an “automated quotation system” and market based volume limitations are not available for securities quoted only over the OTCBB. There is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who is not an officer, director or control person) after the restricted securities have been held by the owner for a period of two years. A sale under Rule 144 or under any other exemption from the Securities Act, if available, or pursuant to registration of shares of common stock of present stockholders, including sales pursuant to this prospectus may have a depressive effect upon the price of the common stock in any market that may develop.

Penny stock regulations may impose certain restrictions on marketability of our securities.

If we fail to maintain a listing for our securities, and no other exclusion from the definition of a “penny stock” under the Securities Exchange Act of 1934, as amended, is available, then our common stock would be subject to “penny stock” regulations. The SEC has adopted regulations which generally define a “penny stock” to be any equity security that is not trading on the American Stock Exchange or an exchange that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, if our common stock became subject to these regulations, it would be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell our common stock in the secondary market and the price at which such purchasers can sell any such securities.

The market price of our common stock may be affected by low volume float.

If a market develops for our shares, substantial sales of our Common Stock, including shares issued upon the exercise of outstanding options and warrants, in the public market, or the perception that these sales could occur, may have a depressive effect on the market price of our Common Stock. Such sales or the perception of such sales could also impair our ability to raise capital or make acquisitions through the issuance of our Common Stock.

You will suffer immediate dilution in the shares you purchase.

The per share offering price of the shares being offered hereby exceeds our net tangible book value per share and therefore purchasers of the shares offered hereby will experience immediate and substantial dilution. See the section of this prospectus entitled “Dilution.”

Our shareholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through issuance of additional shares of our common stock.

We have no committed source of financing. Wherever possible, we will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of shares of our stock. Our board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but un-issued shares of our Common Stock and authorized but un-issued shares of “blank check” preferred stock. In addition, we may attempt to raise capital by selling shares of our Common Stock, possibly at a discount to market. These actions will result in dilution of the ownership interests of existing shareholders and may further dilute the book value of the Common Stock, and such dilution may be material. Such issuances may also serve to enhance existing management’s ability to maintain control of Pinpoint. In addition, our 2007 Stock Incentive Plan allows the issuance of up to 100,000 shares of Common Stock. As of September 30, 2007, we had not issued options to purchase shares of Common Stock under such plan.

We do not anticipate declaring or paying dividends.

We do not currently intend to declare or pay any cash dividends on our Common Stock at any time in the foreseeable future and we anticipate that earnings, if any, will be used to finance the development and expansion of our business. Prospective investors should not expect us to pay dividends on our Common Stock. Any payment of future dividends and the amounts thereof will depend, among other things, upon our Board of Directors who may or may not declare dividends in their sole discretion.

Our Certificate of Incorporation authorizes the issuance of “blank check” preferred stock.

Our Certificate of Incorporation authorizes the issuance of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our Common Stock. In the event of any such issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of Pinpoint. The possible impact on takeover attempts could adversely affect the price of our Common Stock. Although Pinpoint has no present intention to issue any shares of our preferred stock, there can be no assurance that Pinpoint will not do so in the future. See the section of this prospectus entitled “Description of Securities.”

Risks Related to our Company and our Business

We have an extremely limited operating history on which to evaluate us, and there can be no certainty as to our ability to continue as a going concern.

We have an extremely limited operating history on which an evaluation of our business and prospects can be made. The likelihood of our success must be considered in the light of the problems, expenses, difficulties, complications and delays frequently encountered by companies in their early stage of development, particularly companies in a rapidly evolving market environment. Such risks include, but are not necessarily limited to, the failure to develop or profitably exploit a market for our services; the failure to successfully operate newly acquired businesses; the failure to identify additional businesses to acquire, or to raise sufficient funds to acquire any such business we may identify, or to acquire any such businesses for which we may have raised sufficient funds, or to successfully integrate any such business that we may acquire; the failure to anticipate and adapt to developing markets; the failure to successfully compete against competitors in the market; the rejection of our services by our client base; and the failure to successfully complete any of our business goals on a timely basis.

Our success and ability to compete depend upon retention of key personnel and our ability to attract additional personnel.

Our continued success will depend to a significant degree upon the efforts and abilities of our senior management, in particular, Kevin Cappock, our President and Chief Executive Officer, and Robert Neuman, our Executive Vice President, each of whom would be extremely difficult to replace. The loss of the services of Mr. Cappock or Mr. Neuman could have a material adverse effect on our business and results of operations. To the extent we acquire additional business, our success will likely be highly dependent upon the continued contributions of either additional senior management we retain in connection with any such newly acquired businesses, or upon any then-current key personnel who will take on the additional responsibilities of managing such newly acquired businesses. If we are unable to retain our existing key personnel, or hire and integrate new key personnel or other skilled employees, or if we fail to implement a succession plan to prepare qualified individuals to join us upon the departure of a member of our key personnel, our operating results would likely suffer a material adverse effect. While Messrs Cappock and Neuman each has an employment agreement with us, each such agreement is of limited duration and is subject to termination under certain circumstances. And, while we intend to purchase key-personnel life insurance policies covering the life of each of Mr. Cappock and Mr. Newman in the amount of $750,000, respectively, the proceeds of which would be payable to Pinpoint, there can be no assurance that this would be sufficient.

Certain insiders control a majority of our common stock.

Our board of directors and officers together own 3,048,694 shares of our Common Stock (including 245,302 shares issuable upon exercise of warrants held by them), or approximately 62.69% of our issued and outstanding shares of capital stock as of September 30, 2007 (giving effect to the exercise of such warrants). Assuming the sale of the Minimum Amount of shares directly offered in this Offering, our board of directors and officers together will together control 66.5% of our issued and outstanding shares of Common Stock; and assuming the sale of the Maximum Amount of shares directly offered in this Offering, they will together control 52.4% of our issued and outstanding shares of Common Stock. By virtue of such ownership, such persons, will be able to exercise control of certain matters, including, without limitation: (i) the election of all of the directors, (ii) increases in authorized capital stock, (iii) the dissolution or merger of Pinpoint or the sale of Pinpoint’s assets, and (iv) discretion over the day-to-day affairs of Pinpoint.

Our management team will have sole discretion in the use of proceeds received in this Offering.

Proceeds from this Offering have been allocated to working capital and general corporate purposes. Accordingly, the utilization of such proceeds for working capital will be at the complete discretion of our management team. See the section of this prospectus entitled “Use of Proceeds.”

Our future growth will be dependent upon continued expansion of our client base, the acquisition of businesses with like or complementary services and the correlative need for additional financing

Future revenues will depend upon our ability to acquire and integrate businesses and to hire any additional people, as will likely be necessary, who have sufficient tax recovery experience by which to operate any acquired businesses. There can be no assurance that we will be able to successfully implement our business strategy with respect to the assets we acquired from SALT; to identify acceptable businesses to acquire; to raise the capital necessary to acquire businesses we do identify; to successfully integrate any acquired businesses; to continue to generate significant revenues in any businesses we may acquire to offset anticipated operating costs; to attract, retain and motivate qualified personnel with tax recovery experience; or otherwise to achieve profitable operations. Moreover, the prospects for Pinpoint’s success must be considered in light of the risks, expenses and difficulties frequently encountered in general in the establishment of a new business in a continually evolving industry characterized by an increasing number of market competitors.

Moreover, we can offer no assurance that any future expansion of our current operations or any future acquisitions will not have a material, adverse effect on our operating results, particularly during the periods immediately following any such expansion or acquisition. Pinpoint will be required to seek additional financing to fund our expansion through acquisition. In addition, if revenues do not meet expectations, or cost estimates for development and expansion of our business prove to be inaccurate, we will require additional funding. Changes in capital markets and the cost of capital are unpredictable. Pinpoint has no current commitments or arrangements for additional financing other than this Offering and there can be no assurance that additional financing will be available on acceptable terms, or at all. Pinpoint may also issue Common Stock or other securities in connection with future acquisitions, resulting in dilution to existing stockholders.

If we take on debt in the future, we may not be able to generate sufficient cash flows to meet related debt-service obligations.

Our ability to fund planned capital expenditures will depend on our ability to generate cash from our future operations and on our continued access to external sources of financing. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Our business may not generate sufficient cash flow from operations to fund our other liquidity needs, including working capital, capital expenditures and funding future acquisitions. If we complete an acquisition, our debt service requirements could increase. We may need to refinance or restructure all or a portion of our indebtedness on or before maturity. We may not be able to refinance or restructure any of our indebtedness on commercially reasonable terms, or at all. If we cannot service or refinance or restructure our indebtedness, we may have to take actions such as seeking additional equity or delaying strategic acquisitions, any of which could have a material adverse effect on our operations. Additionally, we may not be able to effect such actions, if necessary, on commercially reasonable terms, or at all.

We may be unsuccessful in acquiring suitable acquisition candidates, which could adversely affect our growth strategy.

We will compete with numerous other entities to acquire related businesses. Many of our competitors have substantially greater financial resources than we do and may be able to outbid us for these acquisition targets.

We may have difficulty identifying suitable acquisition candidates, as they may not be receptive to our solicitations or available for sale. If we do identify suitable candidates, we may not be able to complete any such acquisition on terms that are commercially acceptable to us. If we are unable to complete acquisitions, it may have an adverse effect on our earnings or revenue growth and negatively impact our strategic plan because we expect a portion of our growth to come from acquisitions.

In the future, we may issue additional shares of our common stock in connection with one or more acquisitions, which may dilute our existing stockholders. Future acquisitions could also divert substantial management time and result in short-term reductions in earnings or special transaction or other charges. In addition, we cannot guarantee that we will be able to successfully integrate the businesses that we may acquire into our existing business. Our stockholders may also not have the opportunity to review, vote on or evaluate future acquisitions.

Even if we are successful in acquiring additional businesses, we may be adversely affected if the acquired businesses do not perform as expected. The firms we acquire may perform below expectations after the acquisition for various reasons, including legislative or regulatory changes that affect the services in which an acquired business specializes, the loss of key clients or key employees after the acquisition closed, general economic factors that impact a firm in a direct way and the cultural incompatibility of an acquired firm’s management team with us.

The failure of an acquired business to perform as expected at the time of acquisition may have an adverse effect on our earnings and revenue growth rates, and may result in impairment charges and/or generate losses or charges to’ our earnings any such business is disposed of by us.

Our dependence on the principals and personnel of businesses that may be acquired by us may limit our ability to effectively manage our business.

We anticipate that most of our acquisitions will result in the acquired business becoming our wholly owned subsidiary, with the principals of such entities, including certain members of their management, to enter into employment agreements under which they will continue to manage the acquired business. We expect that the principals will be responsible for ordinary course operational decisions of the acquired businesses, including personnel, culture and office location, subject to our oversight. Non-ordinary course transactions will require our consent. The principals may also maintain the primary relationship with clients. Although we expect to maintain internal controls that will allow us to oversee our operations, this operating structure exposes us to the risk of losses resulting from day-to-day operating and other decisions of the principals. Unsatisfactory performance by these principals or the departure of these principals could hinder our ability to grow and could have a material adverse effect on our business.

We face significant actual and potential competition for our services.

Our services must compete in a market with companies that have significantly greater resources than Pinpoint. We will compete with numerous financial service providers, many of whom possess substantially greater financial and other resources than us, and who have established reputations and market awareness. There can be no assurance that our services could compete effectively with such other services. In addition, Pinpoint has no special software programs nor is it difficult to enter the tax recovery area. Due to this fact, Pinpoint could be subject to significant competition from other companies that could be formed with limited financial backing and could be in a competitive position with Pinpoint.

If we do not adjust to rapid changes and consolidation in the financial services industry, our financial performance may suffer.

Our ability to compete successfully in our market areas will depend in part on our ability to expand the financial and related services we offer to meet the requirements and demands of our customers. In addition to the challenge of attracting and retaining customers for our services, our competitors now include the entities listed in the section hereof titled “Competition,” all of which seek to offer similar services to their customers. This may include services that, due to changes in law and regulations, they have not been able or allowed to offer to their customers in the past. An increasingly competitive environment is a result

We continually encounter technological change, and we may have fewer resources than our competitors to continue to invest in technological improvements.

The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend in part upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We cannot assure you that we will be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

Changes in the regulatory structure or the statutes or regulations that apply to us could have a material impact on our operations.

We may be subject to extensive regulation, supervision and examination by the Securities and Exchange Commission and the United States Internal Revenue Service, as well as by the tax authorities of any number of individual states. Our success depends on our continued ability to comply with these regulations. Some of these regulations may increase our costs and thus place certain of our competitors in stronger, more competitive positions. Regulatory authorities have extensive discretion in carrying out their supervisory and enforcement responsibilities. They have also implemented regulations that have increased capital requirements, increased insurance premiums, required approval of acquisitions and changes of control and resulted in increased administrative and professional expenses. Any change in the existing regulatory structure or the applicable statutes or regulations could have a material impact on our operations. Additional legislation and regulations may be enacted or adopted in the future which could significantly affect our powers, authority and operations, which in turn could have a material adverse effect on our operations

We face potential conflicts of interest in our management team.

Although certain of our key personnel are required by contract to commit full time to our affairs, other of our personnel may have conflicts of interest in allocating time among their various business activities. In the course of their other business activities, certain key personnel may become aware of business opportunities which may be appropriate for presentation to us, as well as the other entities with which they are affiliated. As such, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

We indemnify our directors against liability to Pinpoint and our stockholders, and the cost of this indemnification could negatively affect our operating results.

Our bylaws allow for the indemnification of Company officers and directors in regard to their carrying out the duties of their offices. The bylaws also allow for reimbursement of certain legal defenses.

As to indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), for directors, officers or persons controlling Pinpoint, we have been informed that in the opinion of the Commission such indemnification is against public policy and unenforceable.

Since our directors and officers are aware that they may be indemnified for carrying out the duties of their offices, they may be less motivated to ensure that meet the standards required by law to properly carry out their duties, which could have a negative impact on our operating results. Also, if any director or officer claims against Pinpoint for indemnification, the costs could have a negative effect on our operating results.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus contain some forward-looking statements. Certain of the matters discussed concerning our operations, cash flows, financial position, economic performance and financial condition, including, in particular, future sales, product demand, competition and the effect of economic conditions include forward-looking statements.

Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flow, research and development costs, working capital, capital expenditures, distribution channels, profitability, new products, adequacy of funds from operations, these statements and other projections and statements contained herein expressing general optimism about future operating results and non-historical information, are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved.

Investors are cautioned that our forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections and may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Form 10-KSB, Form 10-QSB and Form 8-K reports to the SEC. Also note that we provide a cautionary discussion of risk and uncertainties under the caption “Risk Factors” in this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us.

USE OF PROCEEDS

Selling Security Holders

We will not receive any of the proceeds from the sale by the selling security holders of the shares registered on their behalf under this prospectus.

Direct Offering

We estimate that the net proceeds to us from our direct offering will be approximately $1,000,000 (assuming the Minimum Amount is sold) or $5,000,000 (assuming the Maximum Amount is sold).

We intend to use the net proceeds of our direct offering as set forth in the table below:

	Assuming Minimum Amount		Assuming Maximum Amount
Use of Net Proceeds	Approximate Dollar Amount of Net Proceeds	Percent of Net Proceeds	Approximate Dollar Amount of Net Proceeds	Percent of Net Proceeds
Offering Expenses	$115,488	11.5%	$115,488	2.3%
Repayment of Debt and Related Interest	$320,000	32%	$1,600,000	32%
General Working Capital	$564,512	56.5%	$3,284,512	65.7%
Total	$1,000,000	100%	$5,000,000	100%

Offering Expenses

Offering expenses for the direct offering consist of expenses estimated to be $115,488, consisting of the following: $75,000 for legal fees related to this prospectus; $30,000 for auditing fees related to this prospectus; $10,000 for printing and marketing expenses related to this prospectus; and approximately $488for SEC filing and other miscellaneous expenses relating to related to this prospectus.

Repayment of Debt

Assuming the Maximum Amount of shares being directly offered by us is sold, up to $1,600,000 of the proceeds therefrom shall be used to repay any outstanding principal and interest due under the promissory note (in aggregate principal amount of $1,881,550) issued by us in favor of SALT in partial consideration of our June 2007 acquisition and assumption of certain of SALT’s assets and liabilities. Assuming the Minimum Amount of shares being directly offered by us is sold, up to $320,000 of the proceeds therefrom shall be used to repay such principal and interest.

General Working Capital

We intend to use the balance of the proceeds of this offering, as well as cash generated from operations, for working capital and for general corporate purposes. We expect that these proceeds will be used primarily for the following categories: non-sales, non-marketing and non-R&D related personnel costs, including the costs of additional employees that we may add to our administrative staff following the consummation of this offering; the additional costs of being a public company including audit fees, legal fees and compliance with the Sarbanes-Oxley Act of 2002; customer service costs; general office overhead and expenses such as rent, telecommunications, internal information technology and insurance costs, and the remainder, if any, for general working capital.

The allocation of the net proceeds of the offering set forth above represents our best estimates based upon our current plans and assumptions regarding industry and general economic conditions and our future revenues and expenditures. Investors are cautioned, however, that expenditures may vary substantially from these estimates. Investors will be relying on the judgment of our management regarding the application of the proceeds of this offering, and the amounts and timing of our actual expenditures will depend upon numerous factors, including the status of our product development efforts, our financing activity and the amount of cash generated by our operations. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

Circumstances that may give rise to a change in the use of proceeds include:

•	the existence of other opportunities or the need to take advantage of changes in timing of our existing activities;
•	the need or desire on our part to accelerate, increase or eliminate existing initiatives due to, among other things, changing market conditions and competitive developments; and/or
•	if strategic opportunities of which we are not currently aware present themselves (including acquisitions, joint ventures and other similar transactions).

From time to time, we evaluate these and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of resources, including the proceeds of this offering, is being optimized.

DETERMINATION OF OFFERING PRICE

Shares Offered by the Selling Security Holders

We are not selling any of the 2,666,640 shares of Common Stock (which number of shares includes 977,444 shares issuable upon exercise of our warrants) that we are registering on behalf of selling security holders. Such shares of Common Stock will be sold by the selling security holders listed in this prospectus. In our direct offering, we are selling a minimum of 333,334 shares and up to a maximum of 1,666,667 shares of Common Stock at the price of $3.00 per share.

Shares Offered Directly by Pinpoint

There is no established public market for the Common Stock being registered for sale directly by us. We selected $3.00 per share as the offering price in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors we considered were:

•	the risk borne by the purchasers of our warrants with an exercise price of $2.27 per share.
•	the experience brought to the company by our Board of Directors and management;
•	our capital structure, including the number of shares already issued and outstanding;
•	the proceeds to be raised by the direct offering;
•	the amount of capital to be contributed by purchasers in the direct offering in proportion to the amount of stock to be retained by our existing shareholders;
•	our operating history; and
•	our cash requirements.

DILUTION

Our net tangible book value at June 30, 2007 was approximately ($1,531,634) or ($0.36) per share of Common Stock based on 4,211,708 shares then outstanding. Net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding at that date. After giving effect to the various stock issuances subsequent to June 30, 2007, the sale of our Common Stock being directly offered by us under this prospectus at an assumed initial public offering price of $3.00 per share, and after deducting estimated offering expenses payable by us, and assuming the exercise of all warrants into Common Stock, our adjusted pro forma net tangible book value at June 30, 2007 would have been approximately ($199,647), or ($0.04) per share assuming the minimum number of shares are sold; $2,019,128, or $.34 per share, assuming the minimum number of shares are sold and all of the warrants are exercised; $3,800,353, or $0.60 per share assuming the maximum number of shares are sold; and $6,019,128, or $0.83 per share, assuming the maximum number of shares are sold and all of the warrants are exercised. This represents an immediate increase in the net tangible book value of $0.19 per share to existing shareholders assuming the minimum numbers of shares sold; $0.38 per share assuming the minimum number of shares are sold and all of the warrants are exercised; $0.83 per share to existing shareholders assuming the maximum number of shares are sold; and $.23 per share assuming the maximum number of shares are sold and all of the warrants are exercised; and an immediate dilution of $3.04 per share, or 101%, assuming the minimum number of shares are sold; $2.66 per share, or 89%, assuming the minimum number of shares are sold and all of the warrants are exercised; $2.40 per share, or 80% assuming the maximum number of shares are sold; and $2.17 per share, or 72%, assuming the maximum number of shares are sold and all of the warrants are exercised, of the assumed initial public offering price, to new investors purchasing shares of our Common Stock in this offering. The following table illustrates this per share dilution:

	Minimum Amount		Maximum Amount
Assumed initial public offering price per share		$3.00		$3.00
Net tangible historical book value per share at June 30, 2007	$(0.36)		$(0.36)
Increase from share issuances subsequent to June 30, 2007	$0.13		$0.13
Net tangible book value per share at June 30, 2007 as adjusted for subsequent issuances	$(0.23)		$(0.23)
Increase per share attributable to new investors	$0.19		$0.83
As adjusted net tangible book value per share after our direct offering (as initially adjusted	$(0.04)	$(0.04)	$0.60	$0.60
Dilution per share to new investors		$(3.04)		$(2.40)
Increase per share attributable to exercise of warrants	$0.38		$0.23
As adjusted net tangible book value per share assuming the exercise of outstanding warrants	$0.34	$0.34	$0.83	$0.83
Dilution per share to new investors assuming exercise of outstanding warrants at an exercise price that is less than the assumed initial public offering price		$(2.66)		$(2.17)

The following tables summarize, on an as-adjusted basis, after giving effect to this offering (assuming the sale of the Minimum Amount and the Maximum Amount, as indicated), the number of shares purchased from us, the total consideration paid and the average price per share paid by the existing shareholders, the warrant holders, assuming the exercise of the warrants, and by the new investors at an assumed initial public offering price of $3.00 per share:

Minimum Amount:

	Shares Purchased	Percent	Total Consideration Amount	Percent	Average Price Per Share
Existing shareholders (non-insiders)	1,209,199	20%	$3,144,000	34%	$2.60
Existing shareholders (insiders)	3,408,390	58%	2,852,225	31%	$0.84
Warrant shares	977,444	16%	2,218,798	24%	$2.27
New investors (assuming Minimum Amount sold)	333,334	6%	1,000,000	11%	$3.00
Total	5,928,367	100%	$9,215,023	100%	$1.55

Maximum Amount:

	Shares Purchased	Percent	Total Consideration Amount	Percent	Average Price Per Share
Existing shareholders (non-insiders)	1,209,199	17%	$3,144,000	23%	$2.60
Existing shareholders (insiders)	3,408,390	47%	2,852,225	22%	$0.84
Warrant shares	977,444	13%	2,218,798	17%	$2.27
New investors (assuming Maximum Amount sold)	1,666,667	23%	5,000,000	38%	$3.00
Total	7,261,700	100%	$13,215,023	100%	$1.82

In addition, (1) an aggregate of 100,000 shares of our Common Stock have been reserved for future issuance under our stock option plan, of which no options have been granted, and (2) 977,444 shares of our Common Stock have been reserved for future issuance upon exercise of warrants issued in private placements. The issuance of such shares of our Common Stock may result in further dilution to new investors.

SELLING SECURITY HOLDERS

Based on information provided by the selling security holders, the table below sets forth certain information, as of September 30, 2007 unless otherwise noted, regarding the selling security holders. Each of the selling security holders was an investor in our private placement of shares of our Common Stock and warrants to purchase shares of our Common Stock which we completed in July 2007.

Percentage ownership of Common Stock is based on shares of our Common Stock issued and outstanding after giving effect to the issuance of shares of any Common Stock owned by such selling security holder. For purposes of calculating the post-offering ownership of each selling security holder, the table also assumes the sale of all of the securities being offered by such selling security holder.

The second column from the left in the table below lists the number of shares of our Common our Stock beneficially owned by each selling security holder, giving effect to the exercise of any warrants owned by such selling security holder, but not by any others.

The third column from the left lists the shares of Common Stock being offered under to this prospectus by the selling security holders.

The fourth column from the left lists the number of shares of our Common Stock that would be owned by the selling security holder after the sale of the shares of Common Stock being offered by such security holder assuming the sale of all of the shares being so offered, and assuming the sale of the Maximum Amount of shares being directly offered hereby.

The selling security holders may sell all, some or none of their shares being offered under this prospectus. See the section of this prospectus entitled “Plan of Distribution.”

	Shares Beneficially Owned Before Offering			Shares Beneficially Owned After Offering
Name	Number	Percent	Shares Offered	Number	Percent
Joel D. Dictrow and Zoe Dictrow JTWROS*(1)	27,176		9,059	18,117	0.4%
Adolfo and Donna Carmona JTWROS**(2)	163,053	3.5%	54,351	108,702	2.4%
Gordon and Marie Sjodin***(3)	213,056	4.5%	71,018	142,038	3.1%
Gordon Sjodin***(4)	168,698	3.6%	19,566	149,132	3.0%
Richard Cohen+(1)	137,176	3.0%	9,059	128,117	2.8%

	Shares Beneficially Owned Before Offering			Shares Beneficially Owned After Offering
Name	Number	Percent	Shares Offered	Number	Percent
Paul S. Dennis+(1)	137,176	3.0%	9,059	128,117	2.8%
Derek Irwin+(5)	123,587	2.7%	4,529	119,058	2.6%
Sheldon L. Miller+(6)	279,575	6.0%	56,525	223,050	4.8%
Frederick E. Smithline+(5)	123,587	2.7%	4,529	119,058	2.6%
David Baker++(1)	302,176	6.5%	302,176	0	0%
Dale Geiss+++(2)	273,053	5.8%	273,053	0	0%
T.R. Winston & Company LLC++++(7)	170,148	3.6%	170,148	0	0%
Bruce Seyburn(8)	54,351	1.2%	54,351	0	0%
John Pappajohn(8)	54,351	1.2%	54,351	0	0%
Helen J. Hardigg GST Exempt Trust FBO William Hardigg(1)	27,176		27,176	0	0%
EGATNIV, LLC(8)	54,351	1.2%	54,351	0	0%
Donald Gross(9)	32,611		32,611	0	0%
Robert Wolf(10)	48,916	1.1%	48,916	0	0%
Howard E. Richmond, Jr.(5)	13,587		13,587	0	0%
Peter Unanue(11)	38,046		38,046	0	0%
Klas Arne Booth(12)	13,045		13,045	0	0%
Burde Associates LLC(1)	27,176		27,176	0	0%
Robert S. Colman Trust UDT 3/13/85(13)	108,702	2.3%	108,702	0	0%
William R. and Joanne S. Jellison JTWROS(8)	54,351	1.2%	54,351	0	0%
Natan and Miryam Vishlitsky(14)	24,457		24,457	0	0%
Garry Vallaster(5)	13,587		13,587	0	0%
Zmaraglh Trust(5)	13,587		13,587	0	0%
Paul B. Vantrease, Jr.(5)	13,587		13,587	0	0%
Core Fund, L.P. (13)	108,702	2.3%	108,702	0	0%
Steve Ike(15)	40,763		40,763	0	0%
Sands Brothers Venture Capital II LLC(1)	27,176		27,176	0	0%
Sands Brothers Venture Capital III LLC(2)	163,053	3.5%	163,053	0	0%
Sands Brothers Venture Capital IV LLC(16)	81,527	1.8%	81,527	0	0%
Dr. Marcus Braun and Sara Izquierdo JTWROS(1)	27,176		27,176	0	0%
Blue Canary LLC(1)	27,176		27,176	0	0%
Steven Mitchell Sack(1)	27,176		27,176	0	0%
RP Capital, LLC(1)	27,176		27,176	0	0%
Matthew C. Brouns(1)	27,176		27,176	0	0%
Craig H. Cowles and Eleanor J. Cowles JTWROS(5)	13,587		13,587	0	0%
Scott Chandler(1)	27,176		27,176	0	0%
Jerry M. Chatel(1)	27,176		27,176	0	0%

	Shares Beneficially Owned Before Offering			Shares Beneficially Owned After Offering
Name	Number	Percent	Shares Offered	Number	Percent
Suresh C. Saraswat(5)	13,587		13,587	0	0%
SRI RAM Family Partnership(5)	13,587		13,587	0	0%
Douglas B. Quist(8)	54,351	1.2%	54,351	0	0%
Michael Morris(8)	54,351	1.2%	54,351	0	0%
Somerset Consulting Group 401(k) Profit Sharing Plan(1)	27,176		27,176	0	0%
Joseph Giamanco(17)	57,068	1.2%	57,068	0	0%
William V. Hughie & Nancy E. Hughie JNTN(16)	73,917	1.6%	73,917	0	0%
Ronald Nash	110,000	2.4%	110,000	0	0%
Katie & Adam Bridge Partners, LP	55,000	1.2%	55,000	0	0%

   Less than 1%.

*	Joel Dictrow, a member of our board of directors, is beneficial owner with his wife, Zoe Dictrow, of the 9,059 shares of Common Stock being registered hereby on their behalf, all of which are issuable upon exercise of our warrants held by them. Assuming the sale of all such shares, Joel Dictrow will thereafter individually own 100,000 shares of our Common Stock not being registered hereby, and Joel D. Dictrow and Zoe Dictrow JTWROS will own 18,117 shares of Common Stock not being registered hereby.
**	Adolfo Carmona, a member of our board of directors, is beneficial owner with his wife, Donna Carmona, of the 54,351 shares of Common Stock being registered hereby on their behalf, all of which are issuable upon exercise of our warrants held by them. Assuming the sale of all such shares, Adolfo Carmona will thereafter individually own 100,000 shares of our Common Stock not being registered hereby, and Adolfo together with his wife will own 108,702 shares of Common Stock not being registered hereby.
***	Gordon Sjodin, a member of our board of directors, is beneficial owner with his wife, Marie Sjodin, of the 71,018 shares of Common Stock being registered hereby on their behalf, all of which are issuable upon exercise of our warrants; and individually of another 19,566 shares being registered hereby on his behalf. Assuming the sale of all such shares, Gordon Sjodin will thereafter individually own 149,132 shares of our Common Stock not being registered hereby, and Gordon will own together with his wife 142,038 shares of our Common Stock not being registered hereby.
+	Richard Cohen, Frederick Smithline, Sheldon Miller, Derek Irwin and Paul Dennis are members of our board of directors. Richard Cohen also serves as our Chief Financial Officer, Treasurer and Secretary.
++	David Baker is party to a consulting agreement he entered into with us pursuant to which in exchange for consultative services we issued to him 250,000 shares of our Common Stock.
+++	Dale Geiss serves as an advisor to Pinpoint in connection with which we issued to him 100,000 shares of our Common Stock.
++++	T.R. Winston & Company LLC served as our placement agent in connection with our private placement of units described elsewhere in this prospectus.
(1)	Includes 9,059 shares of Common Stock issuable upon exercise of our warrants.
(2)	Includes 54,351 shares of Common Stock issuable upon exercise of our warrants.
(3)	Includes 71,018 shares of Common Stock issuable upon exercise of our warrants.
(4)	Includes 19,566 shares of Common Stock issuable upon exercise of our warrants
(5)	Includes 4,529 shares of Common Stock issuable upon exercise of our warrants
(6)	Includes 56,525 shares of Common Stock issuable upon exercise of our warrants
(7)	Includes 170,148 shares of Common Stock issuable upon exercise of our warrants.
(8)	Includes 18,117 shares of Common Stock issuable upon exercise of our warrants.
(9)	Includes 10,870 shares of Common Stock issuable upon exercise of our warrants.

(10)	Includes 16,305 shares of Common Stock issuable upon exercise of our warrants.
(11)	Includes 12,682 shares of Common Stock issuable upon exercise of our warrants.
(12)	Includes 4,348 shares of Common Stock issuable upon exercise of our warrants.
(13)	Includes 36,234 shares of Common Stock issuable upon exercise of our warrants.
(14)	Includes 8,152 shares of Common Stock issuable upon exercise of our warrants.
(15)	Includes 13,587 shares of Common Stock issuable upon exercise of our warrants.
(16)	Includes 27,176 shares of Common Stock issuable upon exercise of our warrants
(17)	Includes 19,022 shares of Common Stock issuable upon exercise of our warrants.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in sales of the Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

PLAN OF DISTRIBUTION

Direct Offering

Each prospective investor in our direct offering must deliver to [], our escrow agent, a check in the amount of its investment payable to “[], as Escrow Agent”. Alternatively, prospective investors may make payment by wire transfer. The cash payment of each prospective investor in our direct offering will be deposited in a segregated escrow account with [], as escrow agent. Such cash will be held by the escrow agent pursuant to the terms of an escrow agreement between Pinpoint and the escrow agent. If our direct offering terminates or investors do not subscribe for the minimum 333,334 shares of Common Stock in the direct offering, the escrow agent will return to such prospective investor his or her subscription payment, without interest or deduction.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales person compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker-dealers to approve the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker-dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

Procedure for Subscribing

This offering will start on the date this prospectus is declared effective and continue for a period of up to 90 days, and an extension of up to an additional 90, if so elected by our Board of Directors.

Any investor desiring to subscribe for any shares being directly offered by us pursuant to this prospectus must: (1) execute and deliver a share subscription agreement, and (2) deliver a check or certified funds to us for acceptance or rejection. All checks for subscriptions must be made payable to “ Pinpoint Recovery Solutions Corp.”

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.

Sales by Selling Security Holders

Each of the selling security holders on whose behalf we are registering shares of our Common Stock, or shares of our Common Stock underlying our warrants, under this prospectus may be deemed to be an underwriter. None of the selling security holders is a broker/dealer or affiliate of a broker/dealer.

We are bearing all costs relating to the registration of the Common Stock. The selling security holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of their shares of Common Stock.

The selling security holders may sell some or all of their Common Stock in one or more transactions, including block transactions:

•	on such public markets as the Common Stock may be trading;
•	in privately negotiated transactions;
•	through the writing of options of the Common Stock;
•	in short sales; or
•	in any combination of these methods of distribution.

The sales price to the public may be:

•	the market price prevailing at the time of sale;
•	a price related to such prevailing market price; or
•	such other price as the selling security holders determine.

The selling security holders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the Common Stock. In particular, during such times as the selling security holders may be deemed to be engaged in a distribution of the Common Stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may, among other things:

•	not engage in any stabilization activities in connection with our Common Stock;
•	furnish each broker or dealer through which Common Stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and
•	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

None of the selling security holders will engage in any electronic offer, sale or distribution of the shares. Further, neither Pinpoint nor any of the selling security holders have any arrangements with a third party to host or access our prospectus on the Internet.

The selling security holders and any underwriters, dealers or agents that participate in the distribution of our Common Stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Shares may be sold from time to time by the selling security holders in one or more transactions at a fixed offering price, which may be changed, or at any varying prices determined at the time of sale or at negotiated prices. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

We and the selling security holders and any other persons participating in the sale or distribution of shares will be subject to applicable provisions of the Securities Exchange Act of 1934, and the rules and regulations under such act, including (without limitation) Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the Selling security holders or any other such person. In the event that the Selling security holders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the Selling security holders will not be permitted to engage in short sales of our Common Stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the Selling security holders cannot cover their short sales with shares from this offering. In addition, if such short sale is deemed to be a stabilizing activity, then the Selling security holders will not be permitted to engage in a short sale of our Common Stock. All of these limitations may affect the marketability of the shares.

LEGAL PROCEEDINGS

Pinpoint is not currently subject to any litigation.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth information with respect to the current directors and executive officers of Pinpoint:

Name	Age	Position with Pinpoint
Andrew Scott	38	Chairman of the Board of Directors
Kevin Cappock	38	Chief Executive Officer, President and Director
Robert Neuman	49	Chief Operating Officer and Executive Vice President
Richard Cohen	56	Chief Financial Officer, Treasurer, Secretary and Director
Paul Dennis	69	Director
Joel Dictrow	62	Director
Derek Irwin.	42	Director
Sheldon L. Miller	70	Director
Fred Smithline	76	Director
Adolfo Carmona	52	Director
Gordon Sjodin	62	Director

Andrew Scott. Andrew Scott has more than 15 years experience in the financial services industry. During his 15 years in the industry, Mr. Scott has been earlier involved in research and later in his career investment banking at various companies. Mr. Scott has specialized in business, industrial, financial and healthcare services. Mr. Scott also serves on the Board of Directors of Banyan Investment Fund (VHTI.OB). Mr. Scott graduated from Pace University with a BBA in Accounting and also possesses a Minor in Mathematics.

Kevin Cappock. Kevin Cappock is Chief Executive Officer, President and a director of Pinpoint. He served since 2002 as SALT’s Chief Executive Officer and President. Mr. Cappock has over 16 years of experience in the payroll and unemployment tax consulting area. Prior to forming SALT, Mr. Cappock co-founded S.A.L.T. Consultants, Inc., in 1994, and he was the Director of Payroll and Unemployment Tax Practice. Prior to 1994, Mr. Cappock was with KPMG and Ernst & Young, LLP and was very instrumental in developing their Payroll and Unemployment Tax Practice. He has a BS in Accounting from Penn State University. Kevin is a recognized industry expert in payroll and unemployment taxes and has given numerous speeches across the nation.

Robert Neuman. Robert Neuman is Executive Vice President and Secretary of Pinpoint. He served as the director of the practice and oversees day-to-day operations and the staff of SALT since 1995. He has over 14 years of experience in payroll and unemployment tax consulting. Prior to joining S.A.L.T. Consultants in 1995, Robert was a manager at Ernst & Young’s Payroll and Unemployment Tax Practice from 1984 to 1995. He has worked with several Big Four accounting firms in the area of state and local taxes from 1988 to 1994. Robert has worked with businesses in virtually all industries to institute payroll and unemployment tax planning strategies and secure significant refunds. He has an LLM from Emory University School of Law, a Juris Doctor from Hamline University School of Law and a Bachelor of Arts Degree from Lawrence University. He is a member of the Minnesota Bar, has given speeches for the National Business Institute, and published a number of articles concerning tax issues in various professional publications.

Richard Cohen. Richard Cohen is the Chief Financial Officer, Treasurer and Secretary of Pinpoint and one of our directors. Mr. Cohen has more than 15 years experience in the financial services industry. From 1992 to 1995, Mr. Cohen served as President of General Media, Inc. where he was responsible for raising over $250 million in a variety of financings, expanding licensing opportunities in both Europe and Asia, and operating a company whose revenues exceeded $150 million and which employed approximately 150 employees. In 1999, Mr. Cohen served as the interim president of National Auto Credit, Inc., a publicly traded sub-prime auto finance company. Since 2000, Mr. Cohen has been involved as an investor/operator with a number of entrepreneurial ventures, including Novation Capital, Inc., a niche financial service provider which factors, pools and securitizes structured settlement awards. Mr. Cohen is a Certified Public Accountant, and is considered an expert for audit committees under the Sarbanes-Oxley Act of 2005. He received a BS from the University of Pennsylvania (Wharton School) and an MBA from Stanford University.

Paul Dennis. Paul Dennis has served as President and Chief Executive Officer of Associated Health Care Management Company, Inc., a company which manages congregate living facilities, since 1997. Mr. Dennis has also been a director and officer of various companies and business ventures in the hardware distribution, pharmaceuticals distribution and steel fabrication industry. Mr. Dennis is a director of Gaming Partners International Corporation, a publicly-held manufacturing and supplier of casino tables gaming equipment and B.H.I.T. Inc.

Joel Dictrow. Joel Dictrow has more than 26 years experience in the finance industry. He was a Managing Director of Citicorp, Inc., a Director of Salomon Smith Barney (a/k/a Citigroup Global Markets, Inc.) and has been in a number of corporate tax department positions, with responsibilities at various times for global corporate, consumer and investment banking divisions at Citigroup, and has held various positions within the fixed-income division of Citigroup investment bank, specializing in client-structured finance from 1979 to 2006. From 1970 to 1978, Mr. Dictrow was a Vice-President/Director in the Corporate Tax Department of CBS, Inc., specializing in state and local taxation, including payroll, property and sales taxes. Mr. Dictrow received a J.D. (with honors) from the National Law Center, George Washington University, in 1966, an LLM (in taxation) from New York University Law School in 1969 and a B.A. from New York University in 1966.

Derek Irwin. Derek Irwin is the Senior Vice President, Finance, for the Business Media division of The Nielsen Company. Mr. Irwin assumed this position in 2005, and he is responsible for licensing and driving operating and financial efficiencies. He led due diligence efforts in the $11.2 billion leveraged buy-out of the company. Prior to joining Nielsen, from 2002 to 2005, he served as Chief Financial Officer for Ziff Davis Holdings, where Mr. Irwin was responsible for all of the company’s financial affairs, including public financial filings, investor relations, IT, quarterly earnings calls and the company’s financing of $205 million in Senior Secured Floating Rate Notes. Before joining Ziff Davis, from 1999 to 2002, Mr. Irwin served in a number of senior-level financial positions with TMP Worldwide Inc., including Chief Financial Officer, TMP Advertising & Communications, Americas, Chief Financial Officer for TMP’s Executive Search and eResourcing divisions in the Americas and for TMP’s Worldwide Executive Search Division. Mr. Irwin also worked for the American League and National League of Professional Baseball Clubs, from 1992 to 1999, most recently serving as Vice President, Finance. Mr. Irwin began his career in 1998 as a staff auditor at the international professional services firm, Ernst & Young, and has been a Certified Public Accountant in New York since 1991. He is a 1988 graduate of Lehigh University, with a degree in accounting.

Sheldon L. Miller. Sheldon L. Miller has defended the rights of Michigan residents as a top litigator and expert counsel for more than 40 years. He graduated from Wayne State University Law School in Detroit, Michigan, in 1961 and, in 1971, he originated the idea for what is called “mediation” in the state of Michigan. As a pioneer in this area of law, Mr. Miller was asked to form a committee to put the concept into rule form. He also served as the first mediator on behalf of the Plaintiff’s Bar in the state of Michigan. In 1979, Mr. Miller served as president until 1992 of the Mediation Tribunal Association, a non-profit corporation, formed to oversee the mediation process in Wayne County, Detroit. Mr. Miller is a former vice-president, parliamentarian and secretary of the Association of Trial Lawyers of America (ATLA) and was also president of the Detroit chapter. He has served on the Board of Governors of ATLA since 1977 and has received the prestigious Champion of Justice award from ATLA in 1998. He has served as president of the Michigan Trial Lawyers Association (MTLA) and has received the Champion of Justice award from the MTLA. He is a frequent lecturer and author in trial strategies, teaches trial practice as an adjunct professor of law, and his other accomplishments include testifying on Federal No-Fault before the U.S. Congress, founding Trial Lawyers for Public Justice and authoring several well-received legal articles. Mr. Miller was profiled in the books The Million Dollar Lawyers and Detroit’s Powers and Personalities, and he was rated “one of the top tort litigators in the United States” by the New York Law Journal.

Frederick Smithline. Frederick Smithline has been practicing corporate law in New York City for over 40 years. After graduation from The Harvard Law School in 1955, Mr. Smithline served for two years in the U.S. Army Counterintelligence Corps in Germany. From 1957 to date, he has been practicing corporate and securities law in various law firms, except for the period from 1969 to 1973, when he was a principal in two Wall Street investment banking firms. From 1982 to the present, Mr. Smithline was a Partner and Counsel in Epstein, Becker and Green, Counsel to Fischbein, Badillo, Wagner & Harding and presently, Counsel to Eaton

& Van Winkle LLP. Mr. Smithline specializes in advising early stage growth companies. He has served on public boards including more than 20 years as a director and then Chairman of DVL, Inc., a publicly traded finance company (1982 to 2003) and the Hungarian Broadcast Company, a media Company (1998 to 2000), since August 2006, as a director of TransTech Services Partners Inc., a-blank check company whose initial focus is on the IT sector, and since June 2007 as a director of China Resources Ltd., a blank-check company whose initial focus is the acquisition of a business in the natural resources sector with principal operations in China. He was a co-founder of Advanced Isotopes, Inc., a publicly-traded company that is in the business of making radioactive isotopes for diagnostic and therapeutic purposes.

Adolfo Carmona. Adolfo Carmona is an Executive Vice President with Mars & Company, a leading international business strategy consulting firm, where he has worked since 1986. He has deep experience in a wide variety of areas, including cost and supply chain optimization, brand strategy, pricing and demand building optimization, competitive analysis, portfolio optimization, business unit turnarounds, and acquisition and divestiture analysis. Mr. Carmona holds a BSE in Chemical Engineering from Princeton University and an MBA from The Wharton School of the University of Pennsylvania.

Gordon T. Sjodin. Gordon Sjodin has been Project Development Facilitator for Chickasaw Nation Enterprises in Ada, Oklahoma since January 15, 2007, working primarily in the development and expansion of their Casino properties. From May 2000 to Dec 2006 Mr. Sjodin was the Executive Vice President in charge of project development for Multimedia Games Inc. From April 1994 to May of 2000 Mr. Sjodin served as President of MegaBingo Inc., a wholly-owned subsidiary of Multimedia Games Inc. Mr. Sjodin served as Vice President of sales for Gamma International starting in November 1989, which became MegaBingo Inc., and a subsidiary to Multimedia Games Inc. in 1994. Mr. Sjodin was Vice President of sales for Indian Country USA from Nov 1983 to March of 1985 and became General Manager of Creek Nation Tulsa Bingo until September of 1989. From 1965 to 1980 Mr. Sjodin was president and manager of Victoria Broadcasting Co. Inc., owner of KFCB Radio in Redfield SD. He was also President, owner and manager of Dakota Printing and Publishing Co. Inc, from 1968 to 1981. This company published several weekly newspapers, operated a full service print shop and published a weekly shopping guide with delivery to over 70,000 homes each week.

Involvement in Certain Legal Proceedings

None.

Board of Directors

All directors hold office until the completion of their term of office, which is not longer than one year, or until their successors have been elected and qualified. All officers are appointed annually by the Board of Directors and subject to any existing employment agreement serve at the discretion of the Board. Currently, directors receive no compensation. All directors will be reimbursed by Pinpoint for any expenses incurred in attending directors’ meetings provided that we have the resources to pay these fees. We will consider applying for officers and directors liability insurance at such time when it has the resources to do so.

Committees of the Board of Directors

Concurrent with having sufficient members and resources, our Board of Directors will establish an audit committee and a compensation committee. The audit committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls. The compensation committee will manage any stock option plans which we may adopt and review and recommend compensation arrangements for the officers. No final determination has yet been made as to the memberships of these committees or when we will have sufficient members and resources to establish committees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of September 30, 2007, there are a total of 4,617,588 shares of Pinpoint’s Common Stock issued and outstanding. The following table sets forth information with respect to the beneficial ownership of common shares by (i) the holders of more than 5% of the common shares outstanding, (ii) each officer or director of Pinpoint who holds shares, and (iii) all officers and directors as a group.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Class
Common Stock	Andrew Scott (Chairman)(2)	623,000
Common Stock	Kevin Cappock (Chief Executive Officer, President and Director)(3)	412,500
Common Stock	Robert Neuman (Chief Operating Officer and Executive Vice)(4)	412,500
Common Stock	Richard Cohen (Secretary and Director)(6)	137,176	(6)
Common Stock	Fred Smithline (Director)(5)	123,587	(5)
Common Stock	Paul S. Dennis (Director)(7)	137,176	(7)
Common Stock	Joel Dictrow (Director)(8)	137,176	(8)
Common Stock	Derek Irwin (Director)(9)	123,587	(9)
Common Stock	Sheldon Miller (Director)(10)	279,575	(10)
Common Stock	Adolfo Carmona (Director)(11)	273,053	(11)
Common Stock	Gordon Sjodin (Director)(12)	381,754	(12)
Common Stock	All Executive Officers and Directors as a Group	3,041,083(2)(3)(4) (5)(6)(7)(8)(9)(10)

(1)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from October 12, 2007. Each beneficial owner’s percentage ownership is determined by assuming that warrants that are held by such person (but not held by any other person), and which are exercisable within 60 days from October 12, 2007, have been exercised.
(2)	Mr. Scott’s address is 405 Lexington Avenue, New York, New York 10174.
(3)	Mr. Cappock’s address is 4350 W. Cypress, Tampa, Florida 33607.
(4)	Mr. Neuman’s address is 4350 W. Cypress, Tampa, Florida 33607.
(5)	Includes 4,529 shares of Common Stock issuable upon exercise of our warrants. Mr. Smithline’s address is c/o Eaton & Van Winkle LLP, 3 Park Avenue, 16th Floor, NY, NY 10016.
(6)	Includes 9,059 shares of Common Stock issuable upon exercise of our warrants. Mr. Cohen’s address is 100 E. Hartsdale Avenue, Hartsdale, New York 10530.
(7)	Includes 9,059 shares of Common Stock issuable upon exercise of our warrants. Mr. Dennis’ address is 16330 Vintage Oaks Lane, Delray, Florida. 33484.
(8)	Includes 9,059 shares of Common Stock shares issuable upon exercise of our warrants which are held by and in the name of Joel D. Dictrow and Zoe Dictrow JTWROS. Mr. Dictrow’s address is 45 West 10th Street, New York, New York 10011.
(9)	Includes 4,529 shares of Common Stock issuable upon exercise of our warrants. Mr. Irwin’s address is 880 Fifth Avenue, Apt. 6A, New York, New York 10021.
(10)	Includes 56,525 shares of Common Stock issuable upon exercise of our warrants. Mr. Miller’s address is 3000 Town Center, Suite 1700, Southfield, Michigan 48075.
(11)	Includes 54,351 shares of Common Stock issuable upon exercise of our warrants. Mr. Carmona’s address is 798 Lake Avenue, Greenwich, CT 06830
(12)	Includes 90,584 shares of Common Stock issuable upon exercise of our warrants. Mr. Sjodin’s address is address is 5804 East 104th Street, Tulsa, Oklahoma, 74137.

DESCRIPTION OF SECURITIES

General

Our Certificate of Incorporation authorizes us to issue up to 15,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. As of September 30, 2007, there were issued and outstanding 4,617,588 shares of our Common Stock and no shares of preferred stock. As of such date, we also had warrants outstanding to purchase 977,444 shares of Common Stock outstanding.

The following summary of the respective rights of holders of our capital stock is qualified in its entirety by reference to our amended and restated certificate of incorporation and by-laws, copies of which are available upon request.

Common Stock

Subject to the rights of the holders of any preferred stock which may be outstanding, each holder of Common Stock is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore, and, in the event of liquidation, dissolution or winding up of Pinpoint, to share pro rata in any distribution of Pinpoint’s assets after payment or providing for the payment of all liabilities and the liquidation preference of any outstanding preferred stock. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of Common Stock have no cumulative voting rights or pre-emptive rights to purchase or subscribe for any shares of Common Stock or other securities of Pinpoint in the event of any subsequent offering. The shares of Common Stock have no conversion rights, are not subject to redemption and are not subject to further calls or assessments. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be when issued, fully paid and nonassessable. This description of our Common Stock is qualified in its entirety by reference to our certificate of incorporation and our bylaws, copies of which are filed as Exhibit 3.1 and 3.2 to the registration statement of which this prospectus is part.

Warrants

Each of our issued and outstanding Common Stock purchase warrants (including the warrants held by T.R. Winston & Company LLC) entitles the holder to purchase, at any time until June 30, 2012 (the “Expiration Date”), one share of Common Stock at an exercise price of $2.27 per share, subject to certain adjustments based upon anti-dilution protections. The warrants may be exercised in whole or in part. Unless exercised, our warrants will automatically expire on the Expiration Date, unless extended by us.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at our offices, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by either full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised or on a “cashless basis” as set forth in the relevant warrant agreement. Warrant holders do not have the rights or privileges of holders of Common Stock or any voting rights until they exercise their warrants and receive shares of Common Stock.

No fractional shares will be issued upon exercise of our warrants. If upon exercise of the warrants a holder would be entitled to receive a fractional interest in a share, we will round up to the nearest whole number the number of shares of Common Stock to be issued to the warrant holder.

The exercise price of the warrants and the number of shares of Common Stock issuable upon exercise of the warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, subdivision or combination of the Common Stock and the issuance of Common Stock or rights, options or warrants to subscribe for Common Stock at a price per share less than the exercise price of the warrants in effect immediately prior to such issuance. In no event will be holders of a warrant be entitled to receive a net-cash settlement in lieu of physical settlement in shares of common stock.

This description of our warrants is qualified in its entirety by reference to the form of warrant agreement and placement agent warrant, copies of which are filed as Exhibits 4.1 and 4.2 to the registration statement of which this prospectus is part.

Preferred Stock

The Board of Directors is authorized, without any action of the stockholders, to provide for the issuance of one or more series of preferred stock and to fix the designations, preferences, powers and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof including, without limitation, the dividend rate, voting rights, conversion rights, redemption price and liquidation preference per series of preferred stock. Any series of preferred stock issued may rank senior to the Common Stock with respect to the payment of dividends or amounts to be distributed upon liquidation, dissolution or winding up of Pinpoint. There are no agreements for the issuance of preferred stock and the Board or Directors has no present intent to issue any preferred stock. The existence of authorized but unissued preferred stock may enable the Directors to render more difficult or to discourage an attempt to obtain control of Pinpoint by means of a merger, tender offer, proxy contest or otherwise. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock and adversely affect the rights to powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of Pinpoint.

Registration Rights

In connection with our private offering of units in June and July 2007, we granted to the purchasers thereof the right to include in a registration statement filed by us under the Securities Act the shares of common stock, and the shares of common stock underlying warrants, that such units comprised. Upon the request of holders of at least 50% of such registrable securities, such security holders are entitled to a single demand to register all or a portion of such securities at any time, for a period of five years after an initial six-month period with respect to the common stock, and for a period of five years after an initial period of twelve months with respect to the shares underlying warrants after the closing of an initial public offering of our common stock, subject to certain conditions. Such security holders have “piggyback” registration rights with respect to all or a portion of their such registrable securities, subject to any managing underwriter’s right to limit or preclude any such participation that it believes would materially adversely affect the offering being registered, for a period of five years after an initial six-month period with respect to the common stock and after an initial period of twelve months with respect to the shares underlying the warrants after the closing of an initial public offering of our common stock. Such security holders are not entitled to participate in registrations relating to certain business combinations, employee benefit plans or exchange offers. Expenses incurred in such registrations, other than expenses of shareholders’ counsel and underwriting discounts and commissions, will be borne by us. This summary of registration rights is subject to and qualified in its entirety by reference to the form of Registration Rights Agreement entered into by us with each such security holder, a copy of which is attached hereto as Exhibit 4.4.

Transfer Agent

The transfer agent for our Common Stock is [], located at [].

DESCRIPTION OF BUSINESS

Currently, as a result of our acquisition of certain of the assets of SALT, our operations are limited to providing federal, state and local payroll and unemployment tax recovery services. Our principal executive offices are located at 4350 W. Cypress Street, Tampa, FL 33607.

Our business model is driven by the introduction of complicated new and amended tax laws every year. The changes in state and local tax compliance are becoming increasingly too complex for a corporation to fully comprehend the impact these laws have on its payroll and unemployment tax obligations. In addition, misinterpretation of current tax laws and administrative policies may result in an employer overpaying payroll taxes, or not recognizing its potential entitlement to a tax refund. We provide a turnkey solution to companies seeking to recover overpaid payroll and unemployment taxes.

We target large and mid-size corporations that were recently involved in mergers, acquisitions, recapitalizations, reorganizations and other similar transactions. We offer several services to our clients for the purpose of obtaining state unemployment, federal unemployment and social security tax refunds. We conduct a no-cost, no-obligation analysis of a client’s Federal 940 returns. If the analysis reveals significant potential refund/savings, the client enters into a contract agreement with us, pursuant to which we are entitled to a percentage of the recovered monetary benefit. The actual recovery or collection period may be as lengthy as six months up to two years. Such contracts are typically terminable at any time by the client; provided, that if after a contract is terminated the client receives any tax savings or refund as a result of our efforts, we shall remain entitled to our fees under such contract.

For the calendar years ended December 31, 2006 and 2005, SALT’s revenues were $3.24 million and $2.3 million, respectively, and net income for such periods were $2.0 million and $1.1 million, respectively.

Industry Overview

Corporations in the United States are subject to numerous taxes in connection with various business activities. In the United States, shifting tax laws often create opportunities for the corporate world to recover overpaid taxes. The corporate tax recovery industry is growing and emerging as business volume increases, with an assortment of corporate areas subject to capital recovery.

According to the Council on State Taxation, businesses in the United States paid state and local taxes of approximately $497 billion in 2005. This amount accounted for 44% of all taxes collected by state and local governments in 2005. State and local payroll and unemployment taxes accounted for $36 billion, or 7% of total business taxes paid in 2005. From 2002 to 2005, payroll and unemployment taxes paid to states climbed 69%, from $21 billion to $36 billion.

Services and Processes

Our services are focused on obtaining state unemployment, federal unemployment and social security tax refunds. In addition, it also provides penalty abatement services. Conducting a thorough, no-cost, no-obligation, preliminary audit of a prospect’s payroll and unemployment tax records identifies tax recovery and savings opportunities for a particular client.

The steps we take in a payroll and unemployment tax review or audit are as follows:

•	Investigating a prospect’s Federal 940 returns filed the three previous years.
•	Determining whether potential refund/saving opportunities exist and quantification of the amount potentially available.
•	If refunds are identified, we will prepare a proposal to secure the refunds identified.
•	Once engaged, we gather additional information and present our prospect with a written report detailing the basis for the refund/savings, including the applicable state and federal laws involved and how those laws impact on refund/savings. The client is then provided with complete refund claims for its review and signature.
•	We are responsible for following up to insure all filings are processed quickly and completely. Refunds and/or credit memos are sent directly to the client.

We provide a client with a turnkey approach. All work is conducted without disrupting a client’s payroll staff/operations, and we conduct all necessary research, claim filing and follow up. Our approach is highly systematic and organized. We charge a client a findings-based, contingency fee typically between 35% to 45% of the recovered amount. We do not charge an up-front fee and are not entitled to a fee unless a financial benefit is secured for a client as a result of our efforts.

Customers

Our customers are diverse and are not industry specific. We have provided services to clients across the country. We have performed work for a number of Fortune 1000 companies and other mid and large-sized corporations having more than 1,000 employees. Ideal candidates for our services are companies that have recently been involved in mergers, acquisitions, recapitalizations, reorganizations or other similar transactions.

If we continue to operate SALT’s business at a level similar to that prior to our acquisition of SALT’s assets, we anticipate working on approximately 40 client engagements each year and the average fee per project is approximately $50,000. Due to the fact that revenues are not derived from continuing work, a customer that contributed substantial revenue in one year is unlikely to have the same impact in the following year, although in a given year a particular project could account for between 10%-20% of that year’s revenues. In that regard, during 2006 and 2005, the five largest clients accounted for approximately 66% and 68%, respectively.

We have an ongoing backlog and pipeline that consists of marketing to prospects, conducting prospective client audits to determine tax recovery opportunities, proceeding with new client engagements, drafting written reports to advise clients or potential customers of our findings, subsequent filings of refund claims and working with tax authorities to receive the refunds requested. As of September 30, 2007, we had approximately $8 million in refunds identified and engaged to pursue. To the extent any such amounts are recovered on behalf of the client, we would be entitled to a percentage of any such recovered amount.

Most of our clients are generated by client referrals, word of mouth referrals and from leads identified by an outside marketing firm working closely with management. The marketing firm is compensated on a commission basis.

Facilities

We operate from two leased offices in the Tampa Bay area of Florida. The main office is located at 4350 West Cypress Street, Tampa, FL 33607 and has approximately 3,500 square feet of space at a rental of $42,000 per year. The lease ran through January 31, 2007, and we are currently leasing this office on a month-to-month basis. Another office is located in St. Petersburg and comprises approximately 600 square feet of space at a rental of $15,000 per annum. The lease runs through December 31, 2008. Our management believes that our office facilities are suitable and adequate for the business as currently conducted.

Employees

We have eight full-time employees, including Kevin Cappock and Robert Neuman, our officers, plus two contact sales people. The full-time employees worked for SALT since its founding and through our acquisition of SALT and are fully familiar with our business. For a description of Messrs. Cappock and Neuman’s backgrounds, see the section of this prospectus entitled, “Management – Directors and Executive Officers.”

Marketing

We currently conduct substantially all of our marketing and sales activities through an arrangement with The Waldman Group, Inc., an unaffiliated entity, that provides such services to Pinpoint. The Waldman Group has three employees providing potential sales leads to us. In the event that we enter into a contract with an entity introduced to us by The Waldman Group, The Waldman Group will be entitled to receive a percentage, typically 13%, of the fees received by us from such engagement.

Competition

The entire payroll and unemployment tax recovery industry is fragmented and composed primarily of (a) the tax practices of the so-called “Big Four” accounting firms (PriceWaterhouseCoopers, Deloitte & Touche, Ernst & Young and KPMG), (b) small consulting firms that consult on many tax-recovery areas; and (c) payroll service providers that offer numerous services primarily concerned with unemployment benefit claims and tax-rate management. We are not aware of any firm focusing specifically on payroll and unemployment tax recovery similar to our business, and therefore we believe there to be no direct competitor to our business. We attempt to maintain our competitive edge through (i) a very detailed review of procedures, (ii) retaining personnel with appropriate experience and expertise, (iii) a targeted approach to identifying potential clients and (iv) a focus on identifying refunds typically overlooked by others.

Growth Strategy

We have identified several strategies to expand our business, including the following:

1. We believe the amount of work w can produce can be greatly expanded by expanding the size of our staff. We anticipate the hiring of an additional four tax professionals during the remainder of 2007, though there can be no assurance given that Pinpoint will be able to hire any additional tax professionals with the requisite expertise needed to expand our business.

2. Using an aggressive marketing campaign to increase the number of opportunities available to us. Such marketing methods may include development of an in-house sales staff, expanded advertising, direct-mail programs and attendance at trade shows.

3. Pursuing additional niche forensic businesses, including related accounting and tax services companies by either seeking to acquire companies engaged in such types of business or by seeking to hire and retain additional personnel with the required experience and expertise in providing such services.

4. Strategically acquisitions of one or more businesses engaged in public records research and investigation in civil and criminal index research, UCC research and filings, tax lien and judgment searches, real property searches and corporate and foreclosure recovery services in order to try to leverage our prior and existing client base. No assurance can be given that Pinpoint will be successful in acquiring any such entities or if acquired that they would be profitable.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Plan of Operation

Our business has historically generated positive cash flow and foresees no need to raise additional funds during the next twelve months for purposes of continuing our business as it is currently conducted. However, although we do not have a current plan with respect to a particular acquisition, our current growth strategy contemplates up to two or three acquisitions over the next 15 months, in which case we would likely need to raise additional capital from outside sources outside the company to finance any such acquisitions. We expect to organically grow our employee base from current 8 employees to 20 employees by the end of 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our legal counsel is Eaton & Van Winkle LLP. Frederick Smithline, one of our directors, is Of Counsel to Eaton & Van Winkle LLP.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock is not traded on any exchange. We plan to eventually seek listing on the OTC Bulletin Board once the registration statement in which this prospectus in included has been declared effective by the Commission. We cannot guarantee that we will obtain a listing. There is no trading activity in our securities and there can be no assurance that a regular trading market for our Common Stock will ever be developed.

A market maker sponsoring a company’s securities is required to obtain a listing of the securities on any of the public trading markets, including the Over-The-Counter Bulletin Board (“OTC/BB”). If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our Common Stock. We may be unable to locate a market maker that will agree to sponsor our securities. Even if we do locate a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for listing on the OTC/BB.

As of September 30, 2007, there were approximately 56 holders of record of our Common Stock. We have issued and have outstanding warrants to purchase an aggregate of 977,444 shares of Common Stock owned by 48 warrant holders. Other than such warrants, we do not have outstanding any options, warrants or other securities exercisable or convertible into shares of our capital stock.

We intend to apply for quotation of the securities on the OTC/BB, but there can be no assurance that we will be able to obtain this quotation. The OTC/BB securities are not listed and traded on the floor of an organized national or regional stock exchanges. Instead, OTC/BB securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other quotation requirements of a regional or national stock exchange.

Quotations on the OTC/BB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not reflect actual transactions. Our Common Stock may be subject to certain rules adopted by the

SEC that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks generally are securities with a price of less than $5.00, other than securities registered on certain national exchanges or quoted on the Nasdaq system, provided that the exchange or system provides current price and volume information with respect to transaction in such securities. The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver standardized risk disclosure documents prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock.

EXECUTIVE COMPENSATION

Until our acquisition of SALT in June 2007, we paid no compensation to any of our directors or officers, and our directors are currently not compensated for their services but are reimbursed for out-of-pocket expenses incurred in furtherance of our business.

Employment Agreements

After the completion of the acquisition of SALT, Messrs. Cappock and Neuman entered into five year employment agreements with us, pursuant to which they are entitled to receive salaries of $160,000 and $140,000 per annum, respectively. Messrs. Cappock and Neuman will be entitled to receive bonuses at the sole discretion of the Board of Directors, and will be entitled to participate in any benefit plans provided to other senior executives of ours. At the present time, we do not provide any benefit plans to our executives other than health insurance.

Summary Compensation Table

The following table sets forth the annual compensation paid by SALT to its executive officers during each of the last three completed fiscal years.

	Annual Compensation
Name and Principal Position	Year	Salary	Bonus
Kevin J. Cappock, President of SALT	2006	$87,000	$0
	2005	$87,000	$85,500
	2004	$87,000	$340,408
Robert Neuman, Secretary of SALT	2006	$87,000	$0
	2005	$87,000	$57,000
	2004	$87,000	$121,958

Compensation Committee

We currently do not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Incentive Plans

Our Board of Directors has adopted the 2007 Stock Incentive Plan which allows for the issuance of up to 100,000 option shares of Pinpoint’s Common Stock. No options have yet been issued under the plan.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Frederick Smithline, one of our directors, is Of Counsel to Eaton & Van Winkle LLP. Mr. Smithline is the beneficial owner of 123,587 shares of our Common Stock (including warrants to purchase 4,529 shares of our Common Stock).

LEGAL MATTERS

Our counsel, Eaton & Van Winkle LLP, located in New York, New York, is passing upon the validity of the issuance of the shares of Common Stock that are being offered pursuant this prospectus.

EXPERTS

Marcum & Kliegman LLP, independent registered public accountants, located in New York, New York, has audited the financial statements of Pinpoint at March 31, 2007 and for the initial period then ended and the financial statements of SALT at December 31, 2006 and 2005 and for the years then ended, which are included with this prospectus to the extent, and for the periods, set forth in its reports. We have relied upon the report of Marcum & Kliegman LLP, given upon the authority of such firm as an expert in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to Article Seventh of our Certificate of Incorporation, we have agreed to indemnify our officers, directors, employees and agents to the fullest extent permitted by the laws of the State of Delaware, as amended from time to time.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of Pinpoint pursuant to the foregoing provisions, or otherwise, Pinpoint has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

If a contract or document described in this prospectus is filed as an exhibit to the registration statement, you should review the exhibits themselves for a more complete understanding of the contract or document.

This registration statement and other information which we may file may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, and Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The SEC maintains a web site (http://www.sec.gov.) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC as we intend to be doing. We will be required to file reports with the Commission pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended. We will be filing reports such as annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K. We intend to furnish our stockholders with annual reports containing audited financial statements and other reports as we think appropriate or as may be required by law.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURES

None.

PINPOINT RECOVERY SOLUTIONS CORP.

PINPOINT RECOVERY SOLUTIONS CORP.
CONSOLIDATED BALANCE SHEET (Unaudited)
June 30, 2007

ASSETS
Current assets:
Cash	$252,813
Accounts receivable, net of allowances of $28,945	285,988
Prepaid expenses	19,316
Total current assets	558,117
Property and equipment	32,706
Goodwill	6,406,067
TOTAL ASSETS	$6,996,890
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$83,260
Due to seller	155,922
Accrued interest payable-related party	1,725
Promissory notes payable-related party	1,881,550
Total current liabilities	2,122,457
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $.001 par value; 1,000,000 shares authorized and none issued	—
Common stock, $.001 par value; 15,000,000 shares authorized, 4,211,708 issued and outstanding	4,212
Additional paid-in capital	5,472,171
Subscriptions receivable	(3,300)
Accumulated deficit	(598,650)
Total stockholders’ equity	4,874,433
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,996,890

The accompanying notes are an integral part of these unaudited financial statements.

PINPOINT RECOVERY SOLUTIONS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
For the Three Months Ended June 30, 2007

Revenues	$98,614
Costs and expenses:
Professional fees	65,943
Consulting fees (including stock based compensation of $445,000)	466,250
Interest expense-related party	1,725
General and administrative	30,610
Total costs and expenses	564,528
Net loss	$(465,914)
Basic and diluted loss per common share	$(0.25)
Weighted average number of common shares:
Basic and diluted	1,857,613

The accompanying notes are an integral part of these unaudited financial statements.

PINPOINT RECOVERY SOLUTIONS CORP.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Unaudited)
For the Three Months Ended June 30, 2007

			Additional Paid-in Capital	Subscriptions Receivable	Accumulated Deficit	Total Stockholders’ Equity
	Common Stock
	Shares	Par Value
Balance at April 1, 2007	1,573,000	$1,573	$100,652	$(2,300)	$(132,736)	$(32,811)
Additional capital contributed by founder	—	—	100,000	—	—	100,000
Shares issued to members of the board of directors	110,000	110	890	(1,000)	—	—
Shares issued for services	275,000	275	444,725	—	—	445,000
Shares issued to acquire certain assets and liabilities of S.A.L.T. Payroll Consultants, Inc.	825,000	825	1,334,175	—	—	1,335,000
Shares issued in connection with sale of Private Placement Units	1,428,708	1,429	3,941,571	—	—	3,943,000
Offering costs	—	—	(449,842)	—	—	(449,842)
Net loss	—	—	—	—	(465,914)	(465,914)
Balance at June 30, 2007	4,211,708	$4,212	$5,472,171	$(3,300)	$(598,650)	$4,874,433

The accompanying notes are an integral part of these unaudited financial statements.

PINPOINT RECOVERY SOLUTIONS CORP.
CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
For the Three Months Ended June 30, 2007

CASH FLOWS — OPERATING ACTIVITIES
Net loss	$(465,914)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non cash stock compensation expense	445,000
Changes in assets and liabilities:
Accounts receivable	(98,614)
Prepaid expenses	(11,044)
Accounts payable	(23,540)
Accrued interest payable	1,725
Net cash used in operating activities	(152,387)
CASH FLOWS — INVESTING ACTIVITIES
Cash paid in connection with the acquisition of certain assets and liabilities of S.A.L.T. Payroll Consultants, Inc.	(2,962,528)
Cash paid for finder’s fees to acquire S.A.L.T. Payroll Consultants, Inc.	(270,922)
Net cash used in investing activities	(3,233,450)
CASH FLOWS — FINANCING ACTIVITIES
Proceeds from the sale of Private Placement Units	3,943,000
Deferred offering costs	(415,717)
Additional capital contributed by founder	100,000
Net cash provided by financing activities	3,627,283
Net increase in cash	241,446
Cash — beginning of period	11,367
Cash — end of period	$252,813
Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$—
Cash paid for income taxes	$—

Supplemental Disclosures of Non-Cash Investing and Financing Activities:

On June 26, 2007, the Company acquired certain assets and assumed certain liabilities of NeuCap, Inc., formerly, S.A.L.T. Payroll Consultants, Inc. In addition to the cash paid to acquire the assets, the Company issued 750,000 shares (825,000 shares after the 10% stock dividend) of common stock valued at $1,335,000 and issued a promissory note in the amount of $1,881,550 and recorded an additional liability due to seller of $155,922 which was paid in July 2007. The total acquisition cost was $6,605,922, and the total amount of goodwill recognized was $6,406,067. The values related to the non-cash consideration described above have been assigned to the following assets acquired and liabilities assumed:

Accounts receivable	$187,374
Prepaid expense	$4,523
Property and equipment	$32,706
Accounts payable	$(24,748)
Goodwill	$3,172,617

The accompanying notes are an integral part of these unaudited financial statements.

PINPOINT RECOVERY SOLUTIONS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
As of June 30, 2007 and for the Three Months Then Ended

Note 1. The Company

Organization

Pinpoint Recovery Solutions Corp., (the `Company`), is a privately held Delaware corporation organized on December 4, 2006.

Nature of Operations

From December 4, 2006, its date of inception until June 25, 2007, the Company was considered a development stage enterprise as it was devoting substantially all of its efforts to establishing a new business and its planned principal operations had not commenced. On June 26, 2007, pursuant to an Asset Purchase Agreement, the Company purchased certain assets, subject to certain liabilities of S.A.L.T. Payroll Consultants, Inc., which subsequently changed its name to NeuCap, Inc. (“NeuCap”) for (i) $3,118,450 of cash of which $2,962,528 was paid in June 2007 and $155,922 was paid in July 2007; (ii) $1,881,550 in the form of a promissory note; and, (iii) 750,000 shares (825,000 shares after the 10% stock dividend) of its Common Stock valued at $1,335,000. In addition, the Company paid a finder’s fee of $270,922. In determining the value attributed to the shares issued for the SALT acquisition, the Company was assisted by an independent third party who has expertise in the valuation of companies.

Subsequent to the June 26, 2007 acquisition, the Company’s principal business is providing tax recovery services to businesses that may be eligible to receive refunds relating to federal and state payroll taxes. The Company earns fees based on agreed upon percentages of the taxes that it is able to recover for its clients. The Company’s headquarters are located in Tampa, Florida, from where it performs services for clients throughout the United States of America. Prior to the June 26, 2007 acquisition and since its formation, the Company’s activities consisted of capital raising activities for the purpose of consummating the June 26, 2007 acquisition. The Company formed a new entity, named S.A.L.T. Payroll Consultants, Inc. (“SALT”) in which the net acquired assets and its tax recovery business is reported. For purposes herein, the predecessor company is referred to as NeuCap and the Company’s wholly owned subsidiary is referred to as SALT. Pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 131 “Disclosures about Segments of an Enterprise and Related Information,” the combined Company is considered to operate in a single accounting segment.

The total consideration paid was $6,605,922 (including the finder’s fee) of which $6,406,067 was in excess of the fair value of the net assets acquired. Of the total cash component of the purchase price, $155,922 was paid in July 2007 in conjunction with the second closing of the Company’s private placement. The financial statements assume that all of the excess of the purchase price over the net tangible assets was allocated to Goodwill in accordance with SFAS No. 141 “Business Combinations” and SFAS No. 142 “Goodwill and Other Intangible Assets” and accordingly, no amortization expense was included in the statement of operations. Should the Company determine it is appropriate, it will allocate a portion or all of the excess to amortizable intangible assets and the Company may have amortization expense accordingly.

The following table details the allocation of the purchase price:

Accounts receivable	$187,374
Prepaid expenses	4,523
Property and equipment	32,706
Goodwill	6,406,067
Accounts payable	(24,748)
Total purchase price	$6,605,922

PINPOINT RECOVERY SOLUTIONS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
As of June 30, 2007 and for the Three Months Then Ended

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, SALT, a Florida corporation.

Revenue Recognition

Pursuant to contractual arrangements with its clients, the Company generally earns its fees when a client receives a tax refund check or a credit from applicable taxing authorities as a result of the work performed by the Company. The Company recognizes its revenues in the same manner as they are contractually earned as such policy complies with the following criteria: (i) persuasive evidence of an arrangement exists; (ii) the services have been provided; (iii) the fee is fixed and determinable; and, (iv) collectibility is probable

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a remaining maturity of three months or less to be cash equivalents. As of June 30, 2007, the Company has no cash equivalents.

Accounts Receivable

All of the Company’s accounts receivable are reported at their net collectible amounts. The Company records an allowance against any accounts receivable for which the Company deems, in its judgment, that collection may be in doubt. The allowance for uncollectible accounts at June 30, 2007 was $28,945.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed generally by the straight-line method over the estimated useful lives of the assets, which are generally three years for computer equipment and software and seven years for furniture and fixtures. Expenditures for maintenance and repairs, which do not generally extend the useful life of the related assets, are charged to operations as incurred. Gains or losses on disposal of property and equipment are reflected in the statement of income in the year of disposal.

Long-lived Assets

Long-lived assets consist of property and equipment. Long-lived assets are reviewed for impairment whenever events or circumstances indicate their carrying value may not be recoverable. When such events or circumstances arise, an estimate of the future undiscounted cash flows produced by the asset, or the appropriate grouping of assets, is compared to the asset's carrying value to determine if impairment exists pursuant to the requirements of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. If the asset is determined to be impaired, the impairment loss is measured based on the excess of its carrying value over its fair value. Assets to be disposed of are reported at the lower of their carrying value or net realizable value.

Intangible Assets

The financial statements assume that all of the excess of the purchase price over the net tangible assets in connection with the June 26, 2007 acquisition of the NeuCap business was allocated to Goodwill in accordance with SFAS No. 141 “Business Combinations” and SFAS No. 142 “Goodwill and Other Intangible Assets” and accordingly, no amortization expense was included in the statement of operations. Should the Company determine it is appropriate, it will allocate a portion or all of the excess to amortizable intangible assets and the Company may have amortization expense accordingly. Under the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” intangible assets are tested for impairment on an annual basis and between annual tests if an event occurs or circumstances change in a way to indicate a potential decline in the

PINPOINT RECOVERY SOLUTIONS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
As of June 30, 2007 and for the Three Months Then Ended

Note 2. Summary of Significant Accounting Policies  – (continued)

fair value of the reporting unit. In assessing the recoverability of its intangibles, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. This impairment test requires the determination of the fair value of the intangible asset. If the fair value of the intangible asset is less than its carrying value, an impairment loss will be recognized in an amount equal to the difference. If these estimates or their related assumptions change in the future, the Company may be required to record impairment charges for these assets. As of June 30, 2007 no impairment loss has been recognized.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109 “Accounting for Income Taxes” (“SFAS 109”) and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109”. Under SFAS 109, deferred tax assets and liabilities are determined based on differences between the financial statement and tax basis of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. A valuation allowance is established, when necessary, to reduce deferred tax assets to the amount that is more likely than not to be realized. If it becomes more likely than not that a deferred tax asset will be used, the related valuation allowance on such assets would be reversed. Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary. As of June 30, 2007, the a deferred tax benefit approximating $100,000 which consists entirely of federal and state net operating losses generated by the current period tax losses. The Company has provided a valuation allowance for the full amount of the deferred tax benefit because the Company does not have a history of taxable earnings and up until June 25, 2007 was a development stage enterprise. Additionally, the reconciliation of the Company’s current tax benefit from 35% for federal tax rate to 0% for book purposes consists entirely of the change in the valuation allowance.

Fair Value of Financial Instruments

Accounting principles generally accepted in the United States of America require disclosing the fair value of financial instruments to the extent practicable for financial instruments, which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. In assessing the fair value of these financial instruments, the Company uses a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash, accounts receivable, accounts payable, accrued interest and promissory notes payable, it was estimated that the carrying amount approximated fair value for the majority of these instruments because of their short maturity. The fair value of the Company's property and equipment is estimated to approximate their net book values.

Advertising Costs

Advertising costs are expensed as incurred. For the three months ended June 30, 2007 the Company incurred no advertising expenses.

Stock Options and Similar Equity Instruments

The Company is required to recognize expense of options or similar equity instruments issued to employees using the fair-value-based method of accounting for stock-based payments in compliance with SFAS No. 123(R), “Share-Based Payment”. SFAS No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share

PINPOINT RECOVERY SOLUTIONS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
As of June 30, 2007 and for the Three Months Then Ended

Note 2. Summary of Significant Accounting Policies  – (continued)

appreciation rights, and employee share purchase plans. Application of this pronouncement requires significant judgment regarding the assumptions used in the selected option pricing model, including stock price volatility and employee exercise behavior. Most of these inputs are either highly dependent on the current economic environment at the date of grant or forward-looking over the expected term of the award. On March 16, 2007, the Company authorized its 2007 Stock Option Plan. As of June 30, 2007, the Company has not issued any options pursuant to the plan.

Loss Per Share

Basic and diluted per share results for the three months ended June 30, 2007 were computed based on the loss allocated to the common stock for the respective periods. The weighted average number of shares of common stock outstanding during the periods was used in the calculation of basic loss per share. On September 14, 2007, the Company’s board of directors approved a 10% stock dividend to all holders of record as of September 12, 2007. In determining the weighted-average shares outstanding for the three months ended June 30, 2007, the shares issuable pursuant to the stock dividend and the shares issued to the founder and board members were considered outstanding as of the beginning of the period.

In accordance with SFAS 128, “Earnings Per Share,” the weighted average number of shares of common stock used in the calculation of diluted per share amounts is adjusted for the dilutive effects of potential common shares including the assumed exercise of warrants to purchase common stock based on the treasury stock method only if an entity records earnings from continuing operations, as such adjustments would otherwise be anti-dilutive to earnings per share from continuing operations.

During the three months ended June 30, 2007, warrants to purchase 804,086 shares (884,495 shares after the 10% stock dividend) of common stock were anti-dilutive and the average number of common shares used in the calculation of basic and diluted loss per share is identical. Such potential common shares may dilute earnings per share in the future.

Concentration of Credit Risk and Major Clients

Financial instruments that potentially subject the Company to significant concentrations of credit risk include cash and accounts receivable. As of June 30, 2007, all of the Company's cash is placed with high credit quality financial institutions. The amount on deposit in any one institution that exceeds federally insured limits of $100,000 is subject to credit risk. As of June 30, 2007 the Company had $127,500 of cash balances in excess of federally insured limits.

For the three months ended June 30, 2007, revenues from two clients represented 82% and 18% of total revenues. As of June 30, 2007, 38%, 11% and 10%, respectively, of the Company’s accounts receivable were due from three clients. The Company does not require collateral to support accounts receivable or financial instruments subject to credit risk.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Authoritative Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48.”) FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. This Interpretation prescribes

PINPOINT RECOVERY SOLUTIONS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
As of June 30, 2007 and for the Three Months Then Ended

Note 2. Summary of Significant Accounting Policies  – (continued)

a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. This Interpretation became effective for the Company on April 1, 2007. The adoption of FIN 48 did not have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is in the process of evaluating the impact of the adoption of SFAS 157 will have on its consolidated statements of operations and financial condition.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an Amendment of SFAS 115,” (“SFAS 159”). SFAS 159 establishes a fair value option that permits entities to choose to measure eligible financial instruments and certain other items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value options have been elected in earnings at each subsequent reporting date. SFAS 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007, provided the entity elects to apply the provisions of SFAS 157. SFAS 159 is not expected to have a material impact on the Company’s financial statements.

Note 3. Property and Equipment

The Company’s property and equipment is summarized as follows at June 30, 2007:

Computer equipment and software	$31,143
Furniture and fixtures	1,563
Property and equipment, net	$32,706

All of the Company’s property and equipment were acquired on June 26, 2007 in connection with the NeuCap acquisition and no depreciation was recorded for the three months ended June 30, 2007.

Note 4. Promissory Notes Payable-Related Party

In connection with the acquisition of the NeuCap assets, on June 26, 2007, the Company issued its $1,881,550 promissory note payable to NeuCap, Inc. NeuCap is owned by Kevin Cappock, the Company’s chief executive officer, and Robert Neuman, the Company’s vice-president. The promissory note bears interest at the prime rate as set by Bank of America from time to time, which was 8.25% as of June 30, 2007. The promissory note may be prepaid any time without penalty and all outstanding principal and interest is due six months from the date of issuance. During the three months ended June 30, 2007, unpaid and accrued interest expense on the promissory note amounted to $1,725.

Note 5. Capital Stock

Preferred Stock, Common Stock and Subscriptions Receivable

As of June 30, 2007 there are 1,000,000 shares of par value $.001 preferred stock authorized of which none were outstanding. As of June 30, 2007 there are 15,000,000 shares of par value $.001 common stock authorized of which 3,828,825 shares (4,211,708 shares after the 10% stock dividend) were issued and outstanding.

The Company was initially capitalized with the sale of 1,200,000 shares (1,320,000 shares after the 10% stock dividend) of Common Stock to its founder for $12,000, or $.01 per share. As of June 30, 2007, the

PINPOINT RECOVERY SOLUTIONS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
As of June 30, 2007 and for the Three Months Then Ended

Note 5. Capital Stock  – (continued)

Company’s founder held 730,000 shares (803,000 shares after the 10% stock dividend) of Common Stock and has contributed a total of $199,925 of capital, including $12,000 for the issuance of the shares he received initially.

On May 18, 2007, an individual was appointed to the board of directors. In connection therewith the director purchased 100,000 shares (110,000 shares after the 10% stock dividend) of Common Stock for $.01 per share, or $1,000, which he paid in August 2007.

In August 2007, three of the Company’s directors, in the aggregate, paid $3,300 for the purchase price of the shares they received, which amount is reflected as stock subscriptions receivable as of June 30, 2007

Issuance of Shares for Consulting Services

On June 5, 2007, the Company executed a letter agreement with an individual to provide general consulting services to the Company. In connection with the letter agreement, on July 19, 2007, the Company authorized a stock grant to such consultant of 250,000 shares (275,000 shares after the 10% stock dividend) of Common Stock, valued at $445,000 resulting in an equivalent amount of stock compensation expense for the three months ended June 30, 2007.

Private Placement

On March 16, 2007, the Company’s board of directors authorized a private offering of units consisting of (i) up to $5,000,000 of 11% debentures and (ii) up to 800,000 shares (880,000 shares after the 10% stock dividend) of Common Stock, for gross offering proceeds of $5,000,000, the “Debt Offering” and a private offering of (i) a minimum of 80 units, each consisting of 8,235 shares (9,058.5 shares after the 10% stock dividend) of Common Stock and a warrant to purchase 2,000 shares (2,200 shares after the 10% stock dividend) of Common Stock for $2.50 per share ($2.27 per share after the 10% stock dividend) (the “Unit”), for gross offering proceeds of $2,000,000 and (ii) a maximum of 180 Units for gross offering proceeds of $4,500,000, the “Equity Offering”. On May 18, 2007, the Company’s board of directors terminated the Debt Offering (no units were sold) and increased the number of Units to be offered in the Equity Offering to a maximum of 240 Units for gross offering proceeds of $6,000,000.

The Company had delivered to potential investors, a Confidential Private Placement Memorandum dated March 23, 2007, as amended by Amendment No. 1 (the “Private Placement”). On June 6, 2007, the Company’s board of directors authorized a modification of the Units included in the Private Placement such that each Unit, as modified, consists of 8,235 shares (9,058.5 shares after the 10% stock dividend) of Common Stock and a warrant to purchase 4,117 shares (4,528.7 shares after the 10% stock dividend) of Common Stock for $2.50 per share ($2.27 per share after the 10% stock dividend). In connection therewith, the Company issued a supplement to the Private Placement.

On June 26, 2007, pursuant to the Private Placement, the Company sold to 42 investors, 157.72 Units for $25,000 per Unit. The Company received gross proceeds of $3,943,000 for which it issued an aggregate of 1,298,825 shares (1,428,708 shares after the 10% stock dividend) of Common Stock and warrants to purchase an aggregate of 649,406 shares (714,347 shares after the 10% stock dividend) of Common Stock for $2.50 per share ($2.27 per share after the 10% stock dividend), valued at approximately $950,000 using the black-scholes option valuation formula.

In July 2007 and August 2007, pursuant to the Private Placement, the Company sold to 5 investors, 20.52 Units for $25,000 per Unit. The Company received gross proceeds of $513,000 for which it issued an aggregate of 168,983 shares (185,881 shares after the 10% stock dividend) of Common Stock and warrants to purchase an aggregate of 84,490 shares (92,939 shares after the 10% stock dividend) of Common Stock for $2.50 per share ($2.27 per share after the 10% stock dividend), valued at approximately $125,000 using the black-scholes option valuation formula.

PINPOINT RECOVERY SOLUTIONS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
As of June 30, 2007 and for the Three Months Then Ended

Note 5. Capital Stock  – (continued)

In connection with the Private Placement, the Company issued a warrant to purchase 154,680 shares (170,148 shares after the 10% stock dividend) of Common Stock for $2.50 per share ($2.27 per share after the 10% stock dividend), valued at approximately $225,000 using the black-scholes option valuation formula, per share to T.R. Winston & Associates, or their assigns, which acted as the placement agent for the transaction. T.R. Winston & Associates, or their assigns, received a cash commission approximating an aggregate of 10% of the gross offering proceeds. For the three months ended June 30, 2007, the Company incurred $415,717 offering costs (commissions and legal fees) and since its inception incurred $449,842 of offering costs related to the Private Placement which were netted against the offering proceeds and charged to paid-in capital.

All the warrants contain a cashless exercise provision.

Note 6. Stock Option Plan

On March 16, 2007, the Company’s board of directors authorized the 2007 Stock Option Plan and in connection therewith reserved 100,000 shares of Common Stock for future issuance under the 2007 Stock Option Plan. Options to be issued under the 2007 Stock Option Plan are to be authorized by the board of directors, or a committee thereof, may be either incentive stock options or non-qualified options. Eligible recipients of options issued pursuant to the 2007 Stock Option Plan may be employees, officers, directors, or consultants of the Company, or any parent, or subsidiary of the Company. The purchase price per share of Common Stock issuable upon the exercise of an option granted pursuant to the 2007 Stock Option Plan shall be determined by the Company’s board of directors but shall not be less than 100% of the fair market value. Fair market value of a share of Common Stock shall mean the trading price of a share of Common Stock on the principal securities exchange on which such shares are traded or as reasonably determined by the board of directors if the shares of Common Stock are not traded on a securities exchange. As of June 30, 2007, the Company has not granted any stock options.

Note 7. Commitments and Contingencies

(a) Operating Lease Obligations

The Company leases office space at 1120 Pinellas Bayway, Tampa, Florida on a month to month basis for an annual rental of $42,000 per year. The Company leases additional office space in St. Petersburg under a cancelable lease from its chief executive officer and president on a month to month basis for an annual rental of $15,000. The Company also leases various vehicles under non-cancelable operating leases with initial terms greater than one year. The aforementioned leases were assigned from NeuCap as of June 25, 2007 and as a result for the three months ended June 30, 2007, the Company did not have any lease expenses.

As of June 30, 2007 the Company’s future minimum lease payments under non-cancelable operating leases are as follows:

Amounts
Twelve Months ended June 30, 2008	$27,000
Twelve months ended June 30, 2009	14,362
Total	$41,362

Rent expense for the three months ended June 30, 2007 was $0.

(b) Employment Agreements

On June 26, 2007, Kevin Cappock and the Company entered into a five-year employment agreement pursuant to which Mr. Cappock will serve as the Company’s chief executive officer and president for an annual salary of $160,000. On June 26, 2007, Robert Neuman and the Company entered into a five-year employment agreement pursuant to which Mr. Neuman will serve as the Company’s executive vice-president

PINPOINT RECOVERY SOLUTIONS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
As of June 30, 2007 and for the Three Months Then Ended

Note 7. Commitments and Contingencies  – (continued)

for an annual salary of $160,000. Mr. Cappock’s and Mr. Neuman’s employment agreements include non-compete clauses for the period from June 26, 2007 to one year after the employment agreements terminate, an initial period of six years.

(c) Consulting Agreement

On March 21, 2001, SALT entered into a consulting agreement with an individual to serve as an independent sales representative. Pursuant to the terms of the consulting agreement, the sales representative receives a percentage (12% initially, 13% as amended on January 1, 2003 and 15% on high margin engagements as amended on January 1, 2006) of gross collected fees plus out-of-pocket expenses on qualified new clients as defined within the agreement. Subsequent to the initial expiration of the agreement on January 1, 2002, the parties to the agreement have continued operating pursuant to the terms of the agreement by periodically amending commission rate terms. This consulting agreement has been verbally transferred from SALT to the Company.

Note 8. Subsequent Events

(a) Appointment of Members to the Board of Directors

On July 19, 2007, two individuals were appointed to the board of directors and in connection therewith each purchased 100,000 shares (110,000 shares after the 10% stock dividend) of Common Stock for $.01 per share, or an aggregate of $2,000, which was paid in August 2007. The shares were valued at $1.78 per share resulting in an additional $354,000 of stock compensation that was expensed on the date of issuance.

(b) Sale of Stock for Advisory Services

On July 19, 2007, an individual agreed to provide advisory services to the Company’s board of directors and in connection therewith, the Company’s founder transferred 100,000 shares (110,000 shares after the 10% stock dividend) of Common Stock he owned to such individual. The Company will record $178,000 as a contribution of capital for the value of the shares and an equivalent amount to stock-based compensation expense.

(c) Stock Dividend

On September 14, 2007, the Company’s board of directors approved a 10% stock dividend to all holders of record as of September 12, 2007. As a result of the stock dividend the Company issued an aggregate of 429,780 shares of Common Stock.

Note 9. Pro Forma Financial Information

As described in more detail in Note 1, on June 26, 2007, the Company acquired certain assets subject to certain liabilities of NeuCap and as a result of such acquisition; its on-going principal business is providing tax recovery services to businesses that may be eligible to receive refunds relating to federal and state payroll taxes. The following pro forma information gives effect to the acquisition and financings as if they occurred as of the beginning of the calendar year and have been prepared by the Company's management based upon the historical financial statements of the Company and NeuCap. The six month period ended June 30, 2007 is presented in the pro forma information to enhance comparability with the historical results of Neucap. This pro forma information may not be indicative of what would have occurred if the proposed acquisition and financings had actually occurred on the indicated dates and they should not be relied upon as an indication of future results of operations. The following table presents unaudited pro forma combined statement of operations information for the six months ended June 30, 2007.

PINPOINT RECOVERY SOLUTIONS CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
As of June 30, 2007 and for the Three Months Then Ended

Note 9. Pro Forma Financial Information  – (continued)

Revenues	$1,158,473
Costs and expenses:
Payroll and related costs	195,047
Professional fees	99,084
Commissions	153,619
Consulting fees (including stock based compensation of $445,000)	467,500
Interest expense-related party	77,617
General and administrative	235,191
Total costs and expenses	1,228,058
Net loss	$(69,585)

NEUCAP, INC.
(Formerly Known as S.A.L.T. Payroll Consultants, Inc.)
BALANCE SHEET (Unaudited)
As of June 25, 2007

ASSETS
Current assets:
Cash	$346,796
Accounts receivable, net of allowances of $28,945	187,374
Prepaid expenses	4,523
Due from related party	9,273
Total current assets	547,966
Property and equipment, net	35,633
TOTAL ASSETS	$583,599
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,748
Accrued bonus and related payroll tax obligations	357,175
Accrued employee retirement benefit liability	32,013
Other current liabilities	6,864
Total current liabilities	420,800
Commitments and contingencies
Stockholders’ Equity:
Common stock, $1 par value; 10,000 shares authorized, 1,000 issued and outstanding	1,000
Retained earnings	161,799
Total stockholders’ equity	162,799
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$583,599

The accompanying notes are an integral part of these unaudited financial statements.

NEUCAP, INC.
(Formerly Known as S.A.L.T. Payroll Consultants, Inc.)
STATEMENTS OF INCOME (Unaudited)

	For the Period From January 1, 2007 to June 25, 2007	For the Six Months Ended June 30, 2006
Revenues	$1,059,859	$1,773,388
Costs and expenses:
Direct costs	153,619	230,218
Payroll and related costs	552,222	312,115
General and administrative	203,451	165,400
Total costs and expenses	909,292	707,733
Net income	$150,567	$1,065,655

The accompanying notes are an integral part of these unaudited financial statements.

NEUCAP, INC.
(Formerly Known as S.A.L.T. Payroll Consultants, Inc.)
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (Unaudited)
For the Period from January 1, 2007 to June 25, 2007

			Retained Earnings	Total Stockholders’ Equity
	Common Stock
	Shares	Amount
Balance at January 1, 2007	1,000	$1,000	$453,484	$454,484
Stockholder distributions	—	—	(442,252)	(442,252)
Net Income	—	—	150,567	150,567
Balance at June 25, 2007	1,000	$1,000	$161,799	$162,799

The accompanying notes are an integral part of these unaudited financial statements.

NEUCAP, INC.
(Formerly Known as S.A.L.T. Payroll Consultants, Inc.)
STATEMENTS OF CASH FLOWS (Unaudited)

	For the Period From January 1, 2007 to June 25, 2007	For the Six Months Ended June 30, 2006
CASH FLOWS — OPERATING ACTIVITIES
Net income	$150,567	$1,065,655
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	3,139	2,609
Bad debt expense	9,284	4,417
Changes in assets and liabilities:
Accounts receivable	11,734	(26,487)
Prepaid expenses	15,998	(15,272)
Accounts payable	(10,934)	139,197
Accrued bonus and related payroll tax obligations	357,175	—
Accrued employee retirement benefit liability	16,940	6,216
Other current liabilities	587	1,328
Net cash provided by operating activities	554,490	1,177,663
CASH FLOWS — INVESTING ACTIVITIES
Capital expenditures	(26,831)	—
Advances to related parties	(300)	(3,729)
Net cash used in investing activities	(27,131)	(3,729)
CASH FLOWS — FINANCING ACTIVITIES
Distributions to stockholders	(442,252)	(1,041,397)
Net cash used in financing activities	(442,252)	(1,041,397)
Net increase in cash	85,107	132,537
Cash — beginning of year	261,689	125,406
Cash — end of year	$346,796	$257,943

The accompanying notes are an integral part of these unaudited financial statements.

NEUCAP, INC.
(Formerly Known as S.A.L.T. Payroll Consultants, Inc.)

NOTES TO FINANCIAL STATEMENTS (Unaudited)
As of June 25, 2007 and for the Period from January 1, 2007 to June 25, 2007 and the Six Months Ended June 30, 2006

1. The Company

Organization

NeuCap, Inc., formerly S.A.L.T. Payroll Consultants, Inc., (the “Company”), is a privately held Florida corporation organized on September 18, 2002. Prior to the formation of the Florida corporation, the business’ operations were conducted in S.A.L.T. Consultants, Inc., a company in which the Company’s two stockholders held ownership interests.

Nature of Operations

The principal business of the Company is providing tax recovery services to businesses that may be eligible to receive refunds relating to federal and state payroll taxes. The Company earns fees based on agreed upon percentages of the taxes that it is able to recover for its clients. The Company’s headquarters are located in Tampa, Florida, from where it performs services for clients throughout the United States of America. As further described in Note 8. “Subsequent Events”, on June 26, 2007, the Company sold certain of its assets subject to certain liabilities.

2. Summary of Significant Accounting Policies

Revenue Recognition Policy

Pursuant to contractual arrangements with its clients, the Company generally earns its fees when a client receives a tax refund check or a credit from applicable taxing authorities as a result of the work performed by the Company. The Company recognizes its revenues in the same manner as they are contractually earned as such policy complies with the following criteria: (i) persuasive evidence of an arrangement exists; (ii) the services have been provided; (iii) the fee is fixed and determinable; and, (iv) collectibility is probable

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. As of June 25, 2007, the Company has no cash equivalents.

Accounts Receivable

All of the Company’s accounts receivable are reported at their net collectible amounts. The Company records an allowance against any accounts receivable for which the Company deems, in its judgment, that collection may be in doubt. The allowance for uncollectible accounts at June 25, 2007 was $28,945. Bad debt expense has been within management’s expectations for the period from January 1, 2007 to June 25, 2007 and the six months ended June 30, 2006 and was $4,417 and $9,284, respectively.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed generally by the straight-line method over the estimated useful lives of the assets, which are generally three years for computer equipment and software and seven years for furniture and fixtures. Expenditures for maintenance and repairs, which do not generally extend the useful life of the related assets, are charged to operations as incurred. Gains or losses on disposal of property and equipment are reflected in the statement of income in the year of disposal.

Long-lived Assets

Long-lived assets consist primarily of property and equipment. Long-lived assets are reviewed for impairment whenever events or circumstances indicate their carrying value may not be recoverable. When such events or circumstances arise, an estimate of the future undiscounted cash flows produced by the asset, or the

NEUCAP, INC.
(Formerly Known as S.A.L.T. Payroll Consultants, Inc.)

NOTES TO FINANCIAL STATEMENTS (Unaudited)
As of June 25, 2007 and for the Period from January 1, 2007 to June 25, 2007 and the Six Months Ended June 30, 2006

2. Summary of Significant Accounting Policies  – (continued)

appropriate grouping of assets, is compared to the asset's carrying value to determine if impairment exists pursuant to the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. If the asset is determined to be impaired, the impairment loss is measured based on the excess of its carrying value over its fair value. Assets to be disposed of are reported at the lower of their carrying value or net realizable value.

Advertising Costs

Advertising costs, which for the period from January 1, 2007 to June 25, 2007 and the six months ended June 30, 2006 were $0 and $770, respectively, are expensed as incurred and are included within general and administrative expense in the statement of income.

Income Taxes

Since its inception in 2002, the Company has been an S Corporation pursuant to Section 1362(a) of the Internal Revenue Code (“IRC”). Generally, an S corporation is exempt from federal and state income taxes other than tax on certain capital gains and passive income and any tax income and loss is passed through to its stockholders. Pursuant to Section 1362(a), in order to maintain its S corporation status, the Company must, among other things, have no more than 100 stockholders. In the event the Company increased its stockholders or there was a change of control resulting in an effective increase in the number of stockholders, the Company may no longer qualify for S corporation status and would be subject to applicable federal and state income taxes that would be an expense on the Company’s statement of income.

Fair Value of Financial Instruments

Accounting principles generally accepted in the United States of America require disclosing the fair value of financial instruments to the extent practicable for financial instruments, which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. In assessing the fair value of these financial instruments, the Company used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash, accounts receivable, amounts due from related party and current liabilities, it was estimated that the carrying amount approximated fair value for the majority of these instruments because of their short maturity. The fair value of the Company's property and equipment is estimated to approximate their net book values.

Concentration of Credit Risk and Major Clients

Financial instruments that potentially subject the Company to significant concentrations of credit risk include cash and accounts receivable. As of June 25, 2007, all of the Company's cash is placed with high credit quality financial institutions. The amount on deposit in any one institution that exceeds federally insured limits of $100,000 is subject to credit risk. As of June 25, 2007 the Company had $284,158 of cash balances in excess of federally insured limits.

For the period from January 1, 2007 to June 25, 2007 revenues from five clients represented 18%, 11%, 11%, 11% and 10%, respectively, of total revenues. For the six months ended June 30, 2006, revenues from one client represented 65% of total revenues. As of June 25, 2007, 17%, 16%, 15% and 12%, respectively, of the Company’s accounts receivable were due from four clients. The Company does not require collateral to support accounts receivable or financial instruments subject to credit risk.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported

NEUCAP, INC.
(Formerly Known as S.A.L.T. Payroll Consultants, Inc.)

NOTES TO FINANCIAL STATEMENTS (Unaudited)
As of June 25, 2007 and for the Period from January 1, 2007 to June 25, 2007 and the Six Months Ended June 30, 2006

2. Summary of Significant Accounting Policies  – (continued)

amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Authoritative Pronouncements

In February 2007, the FASB issued SFAS No. 159, `The Fair Value Option for Financial Assets and Financial Liabilities, including an Amendment of SFAS 115,` (`SFAS 159`). SFAS 159 establishes a fair value option that permits entities to choose to measure eligible financial instruments and certain other items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value options have been elected in earnings at each subsequent reporting date. SFAS 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007, provided the entity elects to apply the provisions of SFAS 157. SFAS 159 is not expected to have a material impact on the Company’s consolidated financial statements.

3. Property and Equipment

The Company’s property and equipment is summarized as follows at June 25, 2007:

Computer equipment and software	$48,527
Furniture and fixtures	3,414
51,941
Accumulated depreciation	(16,308)
Property and equipment, net	$35,633

During the period from January 1, 2007 to June 25, 2007 and the six months ended June 30, 2006 the Company recorded depreciation expense of $3,139 and $2,609, respectively.

4. Due from Related Party

As of June 25, 2007, the Company was owed $9,273 from Cypress Holdings, Inc. (“Cypress”). The two stockholders of the Company own Cypress. The amounts due from Cypress arose from advances made to it by the Company and are not interest bearing and are being repaid under unspecified terms. During the period from January 1, 2007 to June 25, 2007 and the six months ended June 30, 2006, the Company made advances to Cypress of $300 and $3,729, respectively.

5. Employee Retirement Benefit Plan

The Company has provided its employees with a Savings Incentive Match Plan for Employees of Small Employers (the “Plan”) pursuant to IRC section 408(p). All employees are eligible to participate in the Plan and may make contributions to the Plan through salary deferrals, subject to maximums as provided from time to time by the Internal Revenue Service. Pursuant to the Plan, the Company is required to match the participating employees contributions equal to the employees salary deferral up to a limit of 3% of the participating employees compensation each year. Both the participating employees and employer matching funds contributed to the plan are remitted to a designated financial institution who is a custodian or trustee of the Plan and who deposits those contributions to the Individual Retirement Account of each participating employee. Under the Plan, benefits a participant will receive depend only on the amount contributed to the participant's account and the returns earned on investments of those contributions. The Company’s liability is limited to the matching contribution that is required each year which as of June 25, 2007 was $14,513. As of June 25, 2007, the employer’s unpaid matching contribution was $14,513 which must be paid no later than the final due date for the filing of the Company’s 2007 tax return.

NEUCAP, INC.
(Formerly Known as S.A.L.T. Payroll Consultants, Inc.)

NOTES TO FINANCIAL STATEMENTS (Unaudited)
As of June 25, 2007 and for the Period from January 1, 2007 to June 25, 2007 and the Six Months Ended June 30, 2006

6. Commitments and Contingencies

(a) Operating Lease Obligations

The Company leased office space located at 4350 West Cypress, Tampa, Florida under a non-cancelable lease, which commenced February 1, 2003 and expired January 31, 2007. Commencing December 26, 2006, the Company leases office space at 1120 Pinellas Bayway, Tampa, Florida on a month to month basis under a cancelable lease from one of its stockholders. The Company also leases various vehicles under non-cancelable operating leases with initial terms greater than one year.

As of June 25, 2007 the Company’s future minimum lease payments under non-cancelable operating leases are as follows:

Amounts
Twelve Months ended June 30, 2008	$27,000
Twelve months ended June 30, 2009	14,362
Total	$41,362

Rental expense under operating leases for the period from January 1, 2007 to June 25, 2007 and the six months June 20, 2006 was $35,823 and $36,524, respectively. These costs are included as part of general and administrative expenses in the statements of income.

(b) Consulting Agreement

On March 21, 2001, S.A.L.T. Consultants, Inc., the predecessor of the Company, entered into a consulting agreement with an individual to serve as an independent sales representative. Pursuant to the terms of the consulting agreement, the sales representative receives a percentage (12% initially, 13% as amended on January 1, 2003 and 15% on high margin engagements as amended on January 1, 2006) of gross collected fees plus out-of-pocket expenses on qualified new clients as defined within the agreement. Subsequent to the initial expiration of the agreement on January 1, 2002, the parties to the agreement have continued operating pursuant to the terms of the agreement by periodically amending commission rate terms. Additionally, upon the formation of the Company on September 18, 2002, the consulting agreement was verbally transferred from the Company’s predecessor. During the period from January 1, 2007 to June 25, 2007 and the six months June 20, 2005, commission expense related to the agreement was $153,619 and $230,218, respectively.

7. Common Stock

As of June 25, 2007 there are 10,000 shares of $1 par value common stock authorized of which 1,000 shares are issued and outstanding. Kevin Cappock and M. Robert Neuman own 600 and 400 shares, respectively, of the Company’s common stock.

8. Subsequent Event

On June 26, 2007, pursuant to an Asset Purchase Agreement, the Company’s sold certain of its assets subject to certain liabilities for (i) $3,118,450 of cash; (ii) $1,881,550 in the form of a promissory note; and, (iii) 750,000 shares of common stock of Pinpoint Recovery Solutions Corp. (“Pinpoint”), the acquirer. Pursuant to the Asset Purchase Agreement, on June 26, 2007, the Company’s shareholders entered into employment agreements with Pinpoint and subsequent to the sale, the Company’s operations are conducted by Pinpoint’s wholly owned subsidiary, S.A.L.T. Payroll Consultants, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Pinpoint Recovery Solutions Corp.

We have audited the accompanying balance sheet of Pinpoint Recovery Solutions Corp. (the “Company”), (a development stage enterprise), as of March 31, 2007 and the related statements of operations, stockholders’ deficiency, and cash flows for the period from December 4, 2006 (date of inception) to March 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pinpoint Recovery Solutions Corp. (a development stage enterprise) as of March 31, 2007, and the results of its operations and its cash flows for the period from December 4, 2006 (date of inception) to March 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum & Kliegman LLP

New York, New York
October 11, 2007

PINPOINT RECOVERY SOLUTIONS CORP.
(A Development Stage Enterprise)
BALANCE SHEET
March 31, 2007

ASSETS
Current assets:
Cash	$11,367
Prepaid expenses	3,750
Total current assets	15,117
Deferred offering costs	34,125
TOTAL ASSETS	$49,242
LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current liabilities:
Accounts payable	$82,053
Total current liabilities	82,053
Commitments and contingencies
Stockholders’ Deficiency:
Preferred stock, $.001 par value; 1,000,000 shares authorized and -0- shares issued and outstanding	—
Common stock, $.001 par value; 15,000,000 shares authorized, 1,573,000 issued and outstanding	1,573
Additional paid-in capital	100,652
Subscriptions receivable	(2,300)
Accumulated deficit during the development stage	(132,736)
Total stockholders’ deficiency	(32,811)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$49,242

The accompanying notes are an integral part of these financial statements.

PINPOINT RECOVERY SOLUTIONS CORP.
(A Development Stage Enterprise)
STATEMENT OF OPERATIONS
For the Period From December 4, 2006 (Date of Inception) to March 31, 2007

Operating expenses:
Professional fees	$130,353
Consulting fees	1,250
General and administrative	1,133
Net loss	$132,736
Basic and diluted loss per common share	$(0.08)
Weighted average number of common shares:
Basic and diluted	1,573,000

The accompanying notes are an integral part of these financial statements.

PINPOINT RECOVERY SOLUTIONS CORP.
(A Development Stage Enterprise)
STATEMENT OF STOCKHOLDERS’ DEFICIENCY
For the Period From December 4, 2006 (Date of Inception) to March 31, 2007

			Additional Paid-in Capital	Subscriptions Receivable	Accumulated Deficit	Total Stockholders’ Deficiency
	Common Stock
	Shares	Par Value
Balance at December 4, 2006	—	—	—	—	—	—
Shares issued to founder at $0.01 per share on December 4, 2006	1,320,000	$1,320	$10,680	—	—	$12,000
Additional capital contributed by founder	—	—	87,925	—	—	87,925
Sale of shares of common stock to members of the board of directors at $0.01 per share on March 16, 2007	253,000	253	2,047	$(2,300)	—	—
Net loss	—	—	—	—	$(132,736)	(132,736)
Balance at March 31, 2007	1,573,000	$1,573	$100,652	$(2,300)	$(132,736)	$(32,811)

The accompanying notes are an integral part of these financial statements.

PINPOINT RECOVERY SOLUTIONS CORP.
(A Development Stage Enterprise)
STATEMENT OF CASH FLOWS
For the Period From December 4, 2006 (Date of Inception) to March 31, 2007

CASH FLOWS — OPERATING ACTIVITIES
Net loss	$(132,736)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in assets and liabilities:
Prepaid expenses	(3,750)
Accounts payable	82,053
Net cash used in operating activities	(54,433)
CASH FLOWS — FINANCING ACTIVITIES
Deferred offering costs	(34,125)
Proceeds from issuance of common stock to the Company’s founder	12,000
Additional capital contributed by founder	87,925
Net cash provided by financing activities	65,800
Net increase in cash	11,367
Cash — beginning of period	—
Cash — end of period	$11,367
Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$—
Cash paid for income taxes	$—

The accompanying notes are an integral part of these financial statements.

PINPOINT RECOVERY SOLUTIONS CORP.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS
As of March 31, 2007 and for the Period from December 4, 2006 (Date of Inception) to March 31, 2007

Note 1. The Company

Organization

Pinpoint Recovery Solutions Corp., (the `Company`), is a privately held Delaware corporation organized on December 4, 2006. Except for the issuance of founder shares, there were no material transactions during 2006.

Development Stage Enterprise

Pursuant to the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises” (SFAS 7”), as of March 31, 2007, the Company is considered a development state enterprise as it is devoting substantially all of its efforts to establishing a new business and its planned principal operations have not commenced. On March 16, 2007, the Company’s board of directors authorized the execution of an Asset Purchase Agreement to acquire certain assets and certain liabilities of S.A.L.T. Payroll Consultants, Inc. (“SALT”), whose business is providing tax recovery services to businesses that may be eligible to receive refunds relating to federal and state payroll taxes and earns fees based on agreed upon percentages of the taxes that it is able to recover for its clients. Since its formation, the Company’s activities have consisted of capital raising activities for the purpose of consummating the transaction to acquire SALT. As further described in Note 5(c) and 5(d), on June 26, 2007, the Company simultaneously closed on a private placement financing and acquired certain assets, certain liabilities and the operations of SALT.

Note 2. Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. As of March 31, 2007, the Company has no cash equivalents.

Deferred Offering Costs

During the period from December 4, 2006 (date of inception) to March 31, 2007 the Company incurred $34,125 of offering costs, primarily legal fees, related to a private placement of its securities. Upon the closing of the private placement, all offering costs were netted against the offering proceeds and charged to paid-in capital.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109 “Accounting for Income Taxes” (“SFAS 109”) and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109”. Under SFAS 109, deferred tax assets and liabilities are determined based on differences between the financial statement and tax basis of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. A valuation allowance is established, when necessary, to reduce deferred tax assets to the amount that is more likely than not to be realized. If it becomes more likely than not that a deferred tax asset will be used, the related valuation allowance on such assets would be reversed. Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary. As of March 31, 2007, the Company has a deferred tax benefit approximating $52,000 which consists entirely of federal and state net operating losses generated by the current period taxable loss of $132,736. The Company has provided a valuation allowance

PINPOINT RECOVERY SOLUTIONS CORP.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS
As of March 31, 2007 and for the Period from December 4, 2006 (Date of Inception) to March 31, 2007

Note 2. Summary of Significant Accounting Policies  – (continued)

for the full amount of the deferred tax benefit because the Company does not have a history of taxable earnings and up until June 25, 2007 is a development stage enterprise. Additionally, the reconciliation of the Company’s current tax benefit from 35% for federal tax rate to 0% for book purposes consists entirely of the change in the valuation allowance.

Stock Options and Similar Equity Instruments

The Company is required to recognize expense of options or similar equity instruments issued to employees using the fair-value-based method of accounting for stock-based payments in compliance with SFAS No. 123(R), “Share-Based Payment”. SFAS No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Application of this pronouncement requires significant judgment regarding the assumptions used in the selected option pricing model, including stock price volatility and employee exercise behavior. Most of these inputs are either highly dependent on the current economic environment at the date of grant or forward-looking over the expected term of the award. On March 16, 2007, the Company authorized its 2007 Stock Option Plan. As of March 31, 2007, the Company has not issued any options pursuant to the plan.

Basic and Diluted Loss Per Share

Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. On September 14, 2007, the Company’s board of directors approved a 10% stock dividend to all holders of record as of September 12, 2007. In determining the weighted-average shares outstanding for the period from December 4, 2006 (date of inception) to March 31, 2007, the shares issuable pursuant to the stock dividend and the shares issued to the founder and board members were considered outstanding as of the beginning of the period.

Fair Value of Financial Instruments

Accounting principles generally accepted in the United States of America require disclosing the fair value of financial instruments to the extent practicable for financial instruments, which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. In assessing the fair value of these financial instruments, the Company uses a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash and current liabilities, it was estimated that the carrying amount approximated fair value for the majority of these instruments because of their short maturity.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Authoritative Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) released FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48.”) FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. This Interpretation prescribes

PINPOINT RECOVERY SOLUTIONS CORP.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS
As of March 31, 2007 and for the Period from December 4, 2006 (Date of Inception) to March 31, 2007

Note 2. Summary of Significant Accounting Policies  – (continued)

a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. This Interpretation shall be effective for fiscal years beginning after December 15, 2006. Earlier adoption is permitted as of the beginning of an enterprise’s fiscal year, provided the enterprise has not yet issued financial statements, including financial statements for any interim period for that fiscal year. The cumulative effects, if any, of applying this Interpretation will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption, which for the Company will be on April 1, 2007. FIN 48 is not expected to have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is in the process of evaluating the impact of the adoption of SFAS 157 will have on its consolidated statements of operations and financial condition.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an Amendment of SFAS 115,” (“SFAS 159”). SFAS 159 establishes a fair value option that permits entities to choose to measure eligible financial instruments and certain other items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value options have been elected in earnings at each subsequent reporting date. SFAS 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007, provided the entity elects to apply the provisions of SFAS 157. SFAS 159 is not expected to have a material impact on the Company’s financial statements.

Note 3. Capital Stock

Preferred Stock, Common Stock and Subscriptions Receivable

As of March 31, 2007 there are 1,000,000 shares of par value $.001 preferred stock authorized of which none were outstanding. As of March 31, 2007 there are 15,000,000 shares of par value $.001 common stock (“Common Stock”) authorized of which 1,430,000 shares (1,573,000 shares after the 10% stock dividend) were issued and outstanding.

The Company was initially capitalized with the sale of 1,200,000 (1,320,000 shares after the 10% stock dividend) shares of Common Stock to its founder for $12,000, or $.01 per share. As of March 31, 2007, the Company’s founder had contributed a total of $99,925 of capital, including $12,000 for the issuance of the shares he received. On March 17, 2007, the Company appointed three individuals to the board of directors. In connection therewith, the Company authorized the sale of 100,000 shares (110,000 shares after the 10% stock dividend) of Common Stock each to two of the directors for $.01 per share and 30,000 shares (33,000 shares after the 10% stock dividend) to the third director for $.01 per share. In August 2007 these directors, in the aggregate, paid $2,300 for the shares they received, which amount is reflected as stock subscriptions receivable as of March 31, 2007

Private Placement

On March 16, 2007, the Company’s board of directors authorized a private offering of units consisting of (i) up to $5,000,000 of 11% debentures and (ii) up to 800,000 shares (880,000 shares after the 10% stock dividend) of Common Stock, for gross offering proceeds of $5,000,000, the “Debt Offering” and a private offering of (i) a minimum of 80 units, each consisting of 8,235 shares of (9,058.5 shares after the 10% stock dividend) Common Stock and a warrant to purchase 2,000 shares (2,200 shares after the 10% stock dividend)

PINPOINT RECOVERY SOLUTIONS CORP.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS
As of March 31, 2007 and for the Period from December 4, 2006 (Date of Inception) to March 31, 2007

Note 3. Capital Stock  – (continued)

of Common Stock for $2.50 per share ($2.27 per share after the 10% stock dividend) (the “Unit”), for gross offering proceeds of $2,000,000 and (ii) a maximum of 180 Units for gross offering proceeds of $4,500,000 (the “Equity Offering”).

On May 18, 2007, the Company’s board of directors terminated the Debt Offering (no units were sold) and increased the number of Units to be offered in the Equity Offering to a maximum of 240 Units for gross offering proceeds of $6,000,000.

The Company had delivered to potential investors, a Confidential Private Placement Memorandum dated March 23, 2007, as amended by Amendment No. 1 (the “Private Placement”). On June 6, 2007, the Company’s board of directors authorized a modification of the Units included in the Private Placement such that each Unit, as modified, consists of 8,235 (9,058.5 shares after the 10% stock dividend) shares of Common Stock and a warrant to purchase 4,117 shares (4,528.7 shares after the 10% stock dividend) of Common Stock for $2.50 ($2.27 per share after the 10% stock dividend) per share. In connection therewith, the Company issued a supplement to the Private Placement. As further described in Note 5(c), the Company closed on such private placement on June 26, 2007.

Note 4. Stock Option Plan

On March 16, 2007, the Company’s board of directors authorized the 2007 Stock Option Plan and in connection therewith reserved 100,000 shares of Common Stock for future issuance under the 2007 Stock Option Plan. Options to be issued under the 2007 Stock Option Plan are to be authorized by the board of directors, or a committee thereof, may be either incentive stock options or non-qualified options. Eligible recipients of options issued pursuant to the 2007 Stock Option Plan may be employees, officers, directors, or consultants of the Company, or any parent, or subsidiary of the Company. The purchase price per share of Common Stock issuable upon the exercise of an option granted pursuant to the 2007 Stock Option Plan shall be determined by the Company’s board of directors but shall not be less than 100% of the fair market value. Fair market value of a share of Common Stock shall mean the trading price of a share of Common Stock on the principal securities exchange on which such shares are traded or as reasonably determined by the board of directors if the shares of Common Stock are not traded on a securities exchange. As of March 31, 2007, the Company has not granted any stock options.

Note 5. Subsequent Events

(a) Appointment of Members to the Board of Directors

On May 18, 2007, three individuals were appointed to the board of directors. In connection therewith one of the directors purchased 100,000 shares (110,000 shares after the 10% stock dividend) of Common Stock for $.01 per share, or $1,000, which he paid in August 2007, and the other two directors each received 100,000 shares (110,000 shares after the 10% stock dividend) of Common Stock from the Company’s founder, who transferred to them shares he owned.

On July 19, 2007, two individuals were appointed to the board of directors and in connection therewith each purchased 100,000 shares (110,000 shares after the 10% stock dividend) of Common Stock for $.01 per share, or an aggregate of $2,000, which was paid in August 2007. The shares were valued at $1.78 per share resulting in an additional $354,000 of stock compensation that was expensed on the date of issuance.

(b) Issuance of Shares for Consulting and Advisory Services

On June 5, 2007, the Company executed a letter agreement with an individual to provide general consulting services to the Company. In connection with the letter agreement, the Company authorized a stock grant to such consultant of 250,000 (275,000 shares after the 10% stock dividend) shares of Common Stock, valued at $445,000, resulting in stock compensation expense of such amount on the date of grant.

PINPOINT RECOVERY SOLUTIONS CORP.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS
As of March 31, 2007 and for the Period from December 4, 2006 (Date of Inception) to March 31, 2007

Note 5. Subsequent Events  – (continued)

On July 19, 2007, an individual agreed to provide advisory services to the Company’s board of directors and in connection therewith, the Company’s founder transferred 100,000 shares (110,000 shares after the 10% stock dividend) of Common Stock he owned to such individual. The company will record $178,000 as a contribution of capital for the value of the shares, and an equivalent amount to stock-based compensation expense.

(c) Private Placement Offering

On June 26, 2007, pursuant to the Private Placement, the Company sold to 42 investors, 157.72 Units for $25,000 per Unit. The Company received gross proceeds of $3,943,000 for which it issued an aggregate of 1,298,825 shares (1,428,708 shares after the 10% stock dividend) of Common Stock and warrants to purchase an aggregate of 649,406 (714,347 shares after the 10% stock dividend) shares of Common Stock for $2.50 per share ($2.27 per share after the 10% stock dividend), valued at approximately $950,000 using the black-scholes option valuation formula

In July 2007 and August 2007, pursuant to the Private Placement, the Company sold to 5 investors, 20.52 Units for $25,000 per Unit. The Company received gross proceeds of $513,000 for which it issued an aggregate of 168,983 shares (185,881 shares after the 10% stock dividend) of Common Stock and warrants to purchase an aggregate of 84,490 shares (92,939 shares after the 10% stock dividend) of Common Stock for $2.50 per share ($2.27 per share after the 10% stock dividend), valued at approximately $125,000 using the black-scholes option valuation formula.

In June 2007 and July 2007, in connection with the Private Placement, the Company issued a warrant to purchase 154,680 shares (170,148 shares after the 10% stock dividend) of Common Stock for $2.50 per share ($2.27 per share after the 10% stock dividend), valued at approximately $225,000 using the black-scholes option valuation formula, to T.R. Winston & Associates, or their assigns, who acted as the placement agent for the transaction. In addition, T.R. Winston & Associates, or their assigns, received a cash commission approximating an aggregate of 10% of the gross offering proceeds. The total cash commission paid was $419,800, which will be charged to additional-paid-in capital.

All the warrants contain a cashless exercise provision.

(d) Acquisition of SALT

On June 26, 2007, pursuant to an Asset Purchase Agreement, the Company purchased certain assets and certain liabilities of SALT for (i) $3,118,450 of cash, of which $2,962,528 was paid in June 2007 and $155,922 was paid in July 2007; (ii) $1,881,550 in the form of a promissory note; and, (iii) 750,000 shares (825,000 shares after the 10% stock dividend) of Common Stock valued at $1,335,000 ($1.78 per share). In addition, the Company paid a finders fee of $270,922. In determining the value attributed to the shares issued for the SALT acquisition, the Company was assisted by an independent third party who has expertise in the valuation of companies. The total consideration paid was $6,605,922 (including the finders fee) of which $6,406,067 was in excess of the fair value of the net assets acquired. The financial statements assume that all of the excess of the purchase price over the net tangible assets was allocated to Goodwill in accordance with SFAS No. 141 “Business Combinations” and SFAS No. 142 “Goodwill and Other Intangible Assets” and accordingly, no amortization expense was included in the statement of operations. Should the Company determine it is appropriate, it will allocate a portion or all of the excess to amortizable intangible assets and the Company may have amortization expense accordingly.

Pursuant to the Asset Purchase Agreement the former officers and shareholders of SALT entered into employment agreements with the Company. Kevin Cappock and the Company entered into a five year employment agreement pursuant to which Mr. Cappock will serve as the Company’s chief executive officer and president for an annual salary of $160,000. On June 26, 2007, Robert Neuman and the Company entered

PINPOINT RECOVERY SOLUTIONS CORP.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS
As of March 31, 2007 and for the Period from December 4, 2006 (Date of Inception) to March 31, 2007

Note 5. Subsequent Events  – (continued)

into a five year employment agreement pursuant to which Mr. Neuman will serve as the Company’s executive vice-president for an annual salary of $160,000. Mr. Cappock’s and Mr. Neuman’s employment agreements include non-compete clauses for the period from June 26, 2007 to one year after the employment agreements terminate, an initial period of six years.

The following table details the allocation of the purchase price:

Accounts receivable	$187,374
Prepaid expenses	4,523
Property and equipment	32,706
Goodwill	6,406,067
Accounts payable	(24,748)
Total purchase price paid as of July 2007	$6,605,922

(e) Stock Dividend

On September 14, 2007, the Company’s board of directors approved a 10% stock dividend to all holders of record as of September 12, 2007. As a result of the stock dividend the Company issued an aggregate of 429,780 shares of Common Stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
S.A.L.T. Payroll Consultants, Inc.

We have audited the accompanying balance sheets of S.A.L.T. Payroll Consultants, Inc. (the “Company”) as of December 31, 2006 and 2005, and the related statements of income, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. We also conducted our audits as of December 31, 2006 and 2005 and for the years then ended in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of S.A.L.T. Payroll Consultants, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum & Kleigman LLP

New York, New York
February 26, 2007

S.A.L.T. PAYROLL CONSULTANTS, INC.
BALANCE SHEETS
As of December 31,

	2006	2005
ASSETS
Current assets:
Cash	$261,689	$125,406
Accounts receivable, net of allowances of $12,967 and $0, respectively	208,393	257,701
Prepaid expenses	20,521	6,576
Due from related party	8,973	56,403
Total current assets	499,576	466,086
Property and equipment, net	11,941	5,916
TOTAL ASSETS	$511,517	$452,002
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,682	$57,853
Accrued employee retirement benefit liability	15,073	20,879
Accrued distributions payable to stockholders	—	129,000
Other current liabilities	6,278	3,930
Total current liabilities	57,033	211,662
Commitments and contingencies
Stockholders’ Equity:
Common stock, $1 par value; 10,000 shares authorized, 1,000 issued and outstanding	1,000	1,000
Retained earnings	453,484	239,340
Total stockholders’ equity	454,484	240,340
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$511,517	$452,002

The accompanying notes are an integral part of these financial statements.

S.A.L.T. PAYROLL CONSULTANTS, INC.
STATEMENTS OF INCOME
For the Years Ended December 31,

	2006	2005
Revenues	$3,239,179	$2,305,263
Costs and expenses:
Payroll and related costs	589,653	575,875
Commissions	388,691	270,856
General and administrative	283,586	325,876
Interest expense	130	—
Total costs and expenses	1,262,060	1,172,607
Net income	$1,977,119	$1,132,656

The accompanying notes are an integral part of these financial statements.

S.A.L.T. PAYROLL CONSULTANTS, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2006 and 2005

			Retained Earnings	Total Stockholders’ Equity
	Common Stock
	Shares	Amount
Balance at January 1, 2005	1,000	$1,000	$396,121	$397,121
Stockholder distributions	—	—	(1,289,437)	(1,289,437)
Net Income	—	—	1,132,656	1,132,656
Balance at December 31, 2005	1,000	1,000	239,340	240,340
Stockholder distributions	—	—	(1,762,975)	(1,762,975)
Net Income	—	—	1,977,119	1,977,119
Balance at December 31, 2006	1,000	$1,000	$453,484	$454,484

The accompanying notes are an integral part of these financial statements.

S.A.L.T. PAYROLL CONSULTANTS, INC.
STATEMENTS OF CASH FLOWS
For the Years Ended December 31,

	2006	2005
CASH FLOWS — OPERATING ACTIVITIES
Net income	$1,977,119	$1,132,656
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	5,175	3,986
Bad debt expense	12,967	11,562
Changes in assets and liabilities:
Accounts receivable	36,341	121,680
Prepaid expenses	(13,945)	(719)
Accounts payable	(22,171)	(20,885)
Accrued employee retirement benefit liability	(5,806)	(1,667)
Other current liabilities	2,348	(31,539)
Net cash provided by operating activities	1,992,028	1,215,074
CASH FLOWS — INVESTING ACTIVITIES
Capital expenditures	(11,200)	—
Collection of amounts due from related parties	47,430	9,850
Net cash provided by investing activities	36,230	9,850
CASH FLOWS — FINANCING ACTIVITIES
Distributions to stockholders	(1,891,975)	(1,160,437)
Net cash used in financing activities	(1,891,975)	(1,160,437)
Net increase in cash	136,283	64,487
Cash — beginning of year	125,406	60,919
Cash — end of year	$261,689	$125,406
Cash paid during the year for interest	$130	—

The accompanying notes are an integral part of these financial statements.

S.A.L.T. PAYROLL CONSULTANTS, INC.

NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

1. Summary of Significant Accounting Policies

Organization

S.A.L.T. Payroll Consultants, Inc. (the “Company”), is a privately held Florida corporation organized on September 18, 2002. Prior to the formation of the Florida corporation, the business’ operations were conducted in S.A.L.T. Consultants, Inc., a company in which the Company’s two stockholders held ownership interests.

Nature of Operations

The principal business of the Company is providing tax recovery services to businesses that may be eligible to receive refunds relating to federal and state payroll taxes. The Company earns fees based on agreed upon percentages of the taxes that it is able to recover for its clients. The Company’s headquarters are located in Tampa, Florida, from where it performs services for clients throughout the United Sates of America.

Revenue Recognition Policy

Pursuant to contractual arrangements with its clients, the Company generally earns its fees when a client receives a tax refund check or a credit from applicable taxing authorities as a result of the work performed by the Company. The Company recognizes its revenues in the same manner as they are contractually earned as such policy complies with the following criteria: (i) persuasive evidence of an arrangement exists; (ii) the services have been provided; (iii) the fee is fixed and determinable; and, (iv) collectibility is probable.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. As of December 31, 2006 and 2005, the Company has no cash equivalents.

Accounts Receivable

All of the Company’s accounts receivable is reported at their net collectible amounts. The Company records an allowance against any accounts receivable for which the Company deems, in its judgment, that collection may be in doubt. The allowance for uncollectible accounts at December 31, 2006 and 2005 was $12,967 and $0, respectively. Bad debt expense has been within management’s expectations for the years ended December 31, 2006 and 2005 and was $12,967 and $11,562, respectively.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed generally by the straight-line method over the estimated useful lives of the assets, which are generally three years for computer equipment and software and seven years for furniture and fixtures. Expenditures for maintenance and repairs, which do not generally extend the useful life of the related assets, are charged to operations as incurred. Gains or losses on disposal of property and equipment are reflected in the statement of income in the year of disposal.

Long-Lived Assets

Long-lived assets consist primarily of property and equipment. Long-lived assets are reviewed for impairment whenever events or circumstances indicate their carrying value may not be recoverable. When such events or circumstances arise, an estimate of the future undiscounted cash flows produced by the asset, or the appropriate grouping of assets, is compared to the asset's carrying value to determine if impairment exists pursuant to the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. If the asset is determined to be impaired, the impairment loss is measured based on the excess of its carrying value over its fair value. Assets to be disposed of are reported at the lower of their carrying value or net realizable value.

S.A.L.T. PAYROLL CONSULTANTS, INC.

NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

1. Summary of Significant Accounting Policies  – (continued)

Advertising Costs

Advertising costs, which for the years ended December 31, 2006 and 2005 were $1,770 and $4,347, respectively, are expensed as incurred and are included within general and administrative expense in the statement of income.

Income Taxes

Since its inception in 2002, the Company has been an S Corporation pursuant to Section 1362(a) of the Internal Revenue Code (“IRC”). Generally, an S corporation is exempt from federal and state income taxes other than tax on certain capital gains and passive income and any tax income and loss is passed through to its stockholders. Pursuant to Section 1362(a), in order to maintain its S corporation status, the Company must, among other things, have no more than 100 stockholders. In the event the Company increased its stockholders or there was a change of control resulting in an effective increase in the number of stockholders, the Company may no longer qualify for S corporation status and would be subject to applicable federal and state income taxes that would be an expense on the Company’s statement of income.

Fair Value of Financial Instruments

Accounting principles generally accepted in the United States of America require disclosing the fair value of financial instruments to the extent practicable for financial instruments, which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. In assessing the fair value of these financial instruments, the Company used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash, accounts receivable, amounts due from related party and current liabilities, it was estimated that the carrying amount approximated fair value for the majority of these instruments because of their short maturity. The fair value of the Company's property and equipment is estimated to approximate their net book values.

Concentration of Credit Risk and Major Clients

Financial instruments that potentially subject the Company to significant concentrations of credit risk include cash and accounts receivable. As of December 31, 2006 and 2005, all of the Company's cash is placed with high credit quality financial institutions. The amount on deposit in any one institution that exceeds federally insured limits of $100,000 is subject to credit risk. As of December 31, 2006 the Company had $70,748 of cash balances in excess of federally insured limits.

For the year ended December 31, 2006 revenues from two clients represented 36% and 14%, respectively, of total revenues. For the year ended December 31, 2005, revenues from three clients represented 21%, 19% and 17%, respectively, of total revenues. As of December 31, 2006, 29%, 14%, 12% and 12%, respectively, of the Company’s accounts receivable were due from four clients. As of December 31, 2005, 30%, 21%, 15% and 10%, respectively, of the Company’s accounts receivable were due from four clients. The Company does not require collateral to support accounts receivable or financial instruments subject to credit risk.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

S.A.L.T. PAYROLL CONSULTANTS, INC.

NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

1. Summary of Significant Accounting Policies  – (continued)

New Authoritative Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS 155, Accounting for Certain Hybrid Financial Instruments, an amendment of SFAS 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS 140, Accountingfor Transfers and Servicing of Financial Assets and Extinguishments ofLiabilities. SFAS 155 provides the framework for fair value remeasurement of any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation as well as establishes a requirement to evaluate interests in securitized financial assets to identify interests. SFAS 155 further amends SFAS 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The guidance of SFAS 155 also clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133 and concentrations of credit risk in the form of subordination are not embedded derivatives. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. SFAS 155 is not expected to have a material impact on the Company’s financial statements.

In March 2006, the FASB issued SFAS 156, Accounting for Servicing of Financial Assets — an amendment of SFAS 140. SFAS 156 requires the recognition of a servicing asset or servicing liability under certain circumstances each time an entity undertakes an obligation to service a financial asset by entering into a servicing contract. SFAS 156 also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value utilizing the amortization method or fair market value method. SFAS 156 is effective at the beginning of the first fiscal year that begins after September 15, 2006. SFAS 156 is not expected to have a material impact on the Company’s financial statements.

In June 2006, the Emerging Issues Task Force (“EITF”) ratified EITF 06-3: How Taxes Collected from Clients and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation). EITF 06-3 applies to any tax assessed by a governmental authority that is both imposed on and concurrent with a specific revenue-producing transaction between a seller and a customer, and may include, but is not limited to, sales, use, value added, and some excise taxes. EITF 06-3 excludes tax schemes that are based on gross receipts and taxes that are imposed during the inventory procurement process. EITF 06-3 states that the presentation of taxes within the scope of Issue 1 on either a gross basis (included in revenues and costs) or a net basis (excluded from revenues) is an accounting policy decision that should be disclosed in the footnotes to the financial statements. In addition, for any such taxes that are reported on a gross basis, an entity should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. The disclosure of those taxes can be done on an aggregate basis. EITF 06-3 is effective for all reporting periods beginning after December 15, 2006. EITF 06-3 is not expected to have a material impact on the Company’s financial statements.

In July 2006, the FASB released FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109”. FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. This Interpretation shall be effective for fiscal years beginning after December 15, 2006. Earlier adoption is permitted as of the beginning of an enterprise’s fiscal year, provided the enterprise has not yet issued financial statements, including financial statements for any interim period for that fiscal year. The cumulative effects, if any, of applying this Interpretation will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. FIN 48 is not expected to have a material impact on the Company’s financial statements.

S.A.L.T. PAYROLL CONSULTANTS, INC.

NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

1. Summary of Significant Accounting Policies  – (continued)

In September 2006, the FASB issued SFAS 157, “Fair Value Measurement”. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is in the process of evaluating the impact of the adoption of SFAS 157 will have on its results of operations and financial condition.

In September 2006, the staff of the SEC issued Staff Accounting Bulletin No. 108 which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 becomes effective in 2007. Adoption of SAB 108 is not expected to have a material impact on the Company's financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“SFAS 158”). SFAS 158 requires an employer to recognize an asset or liability for the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan). Any changes in the funded status will be recognized in the year in which the changes occur through comprehensive income. SFAS 158 also requires that employers measure the funded status of a plan as of the date of its year-end balance sheet. SFAS 158 is effective as of the end of the fiscal year ending after December 15, 2006 for employers with publicly traded securities and June 17, 2007 for employers without publicly traded securities. SFAS 158 is not expected to have a material impact on the Company’s financial statements.

2. Property and Equipment

The Company’s property and equipment is summarized as follows:

As of December 31,	2006	2005
Computer equipment and software	$21,696	$10,496
Furniture and fixtures	3,414	3,414
	25,110	13,910
Accumulated depreciation	(13,169)	(7,994)
Property and equipment, net	$11,941	$5,916

During the years ended December 31, 2006 and 2005, the Company recorded depreciation expense of $5,175 and $3,986, respectively.

3. Due from Related Party

As of December 31, 2006 and 2005, the Company was owed $8,973 and $56,403, respectively, from Cypress Holdings, Inc. (“Cypress”). The two stockholders of the Company own Cypress. The amounts due from Cypress arose from advances made to it by the Company and are not interest bearing and are being repaid under unspecified terms. During 2006 and 2005, the Company received repayments on the balance owed of $47,430 and $9,850, respectively.

4. Employee Retirement Benefit Plan

The Company has provided its employees with a Savings Incentive Match Plan for Employees of Small Employers (the “Plan”) pursuant to IRC section 408(p). All employees are eligible to participate in the Plan and may make contributions to the Plan through salary deferrals, subject to maximums as provided from time to time by the Internal Revenue Service. Pursuant to the Plan, the Company is required to match the participating employees’ contributions equal to the employee’s salary deferral up to a limit of 3% of the participating

S.A.L.T. PAYROLL CONSULTANTS, INC.

NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

4. Employee Retirement Benefit Plan  – (continued)

employee’s compensation each year. Both the participating employees and employer matching funds contributed to the plan are remitted to a designated financial institution who is a custodian or trustee of the Plan and who deposits those contributions to the SIMPLE Individual Retirement Account of each participating employee. Under the Plan, benefits a participant will receive depend only on the amount contributed to the participant's account and the returns earned on investments of those contributions. The Company’s liability is limited to the matching contribution that is required each year which for the years ended December 31, 2006 and 2005 was $15,073 and $17,212, respectively. As of December 31, 2006, the employer’s unpaid matching contribution was $15,073, which must be paid no later than the final due date for the filing of the Company’s tax return on September 30, 2007.

5. Commitments and Contingencies

(a) Operating Lease Obligations

The Company leased office space located at 4350 West Cypress, Tampa, Florida under a non-cancelable lease, which commenced February 1, 2003 and expired January 31, 2007. Commencing December 26, 2006, the Company leases office space at 1120 Pinellas Bayway, Tampa, Florida on a month to month basis under a cancelable lease from one of its stockholders. The Company also leases various vehicles under non-cancelable operating leases with initial terms greater than one year.

As of December 31, 2006, the Company’s future minimum lease payments under non-cancelable operating leases are as follows:

Years Ending December 31,	Amounts
2007	$31,101
2008	23,320
2009	3,028
Total	$57,449

Rental expense under operating leases for the years ended December 31, 2006 and 2005 was $66,459 and $77,854, respectively. These costs are included as part of general and administrative expenses in the statements of income.

(b) Consulting Agreement

On March 21, 2001, S.A.L.T. Consultants, Inc., the predecessor of the Company, entered into a consulting agreement with an individual to serve as an independent sales representative. Pursuant to the terms of the consulting agreement, the sales representative receives a percentage (12% initially, 13% as amended on January 1, 2003 and 15% on high margin engagements as amended on January 1, 2006) of gross collected fees plus out-of-pocket expenses on qualified new clients as defined within the agreement. Subsequent to the initial expiration of the agreement on January 1, 2002, the parties to the agreement have continued operating pursuant to the terms of the agreement by periodically amending commission rate terms. Additionally, upon the formation of the Company on September 18, 2002, the consulting agreement was verbally transferred from the Company’s predecessor. For the years ended December 31, 2006 and 2005, commission expense related to the agreement was $388,691 and $270,856, respectively.

6. Common Stock

As of December 31, 2006 and 2005, there are 10,000 shares of $1 par value common stock authorized of which 1,000 shares are issued and outstanding. Kevin Cappock and M. Robert Neuman own 600 and 400 shares, respectively, of the Company’s common stock. On January 1, 2003, Mr. Cappock and Mr. Neuman entered into a stockholders’ agreement that provides for, among other things, restrictions on the transfer of shares of the Company’s common stock and a non-compete clause.

S.A.L.T. PAYROLL CONSULTANTS, INC.

NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005

7. Non-Binding Letter of Intent to Sell

During December 2006, the Company entered into a non-binding letter of intent to sell all its assets and have substantially all of its liabilities assumed for $5,000,000 and, after giving effect to the financing described blow, 20% of the acquirer’s then issued and outstanding shares of common stock. Upon consummation of the transaction, the two stockholders will enter into employment agreements with the acquirer. The Acquirer will use its reasonable best efforts to raise $5 million in debt financing and between $3 million and $5 million in equity financing within 60-90 days following the execution of a definitive purchase agreement through a private placement of its securities.

PINPOINT RECOVERY SOLUTIONS CORP. AND
S.A.L.T. PAYROLL CONSULTANTS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following pro forma condensed combined balance sheet as of June 30, 2007 and the pro forma condensed combined statement of operations for the six months ended June 30, 2007 and the year ended December 31, 2006 give effect to Pinpoint Recovery Solutions Corp's. (“Pinpoint”) acquisition of S.A.L.T. Payroll Consultants, Inc. (“SALT”).

The pro forma financial information is based on the historical financial statements of Pinpoint as of June 30, 2007 and the period from December 4, 2006 (date of inception) through June 30, 2007 and the historical financial statements of SALT as of June 25, 2007 and for the period from January 1, 2007 to June 25, 2007 and the year ended December 31, 2006, giving effect to the acquisition of SALT by Pinpoint and the requisite financing transactions associated with the acquisition and the assumptions and adjustments in the accompanying notes to the pro forma condensed combined financial statements. The period for Pinpoint from December 4, 2006 (date of inception) through June 30, 2007 has been derived by adding the results for the initial fiscal period from December 4, 2006 through March 31, 2007 and the results for the three-month interim period ended June 30, 2007. No adjustments were required in order to add the results of those two periods together.

The pro forma statement of operations for the period from December 4, 2006 (date of inception) through June 30, 2007 and the year ended December 31, 2006 gives effect to the acquisition and financings as if they had occurred at the beginning of each of the periods reported.

The pro forma condensed combined financial statements have been prepared by Pinpoint's management based upon the historical financial statements of Pinpoint and SALT. These pro forma condensed combined financial statements may not be indicative of what would have occurred if the proposed acquisition and financings had actually occurred on the indicated dates and they should not be relied upon as an indication of future results of operations.

PINPOINT RECOVERY SOLUTIONS CORP. AND S.A.L.T. PAYROLL CONSULTANTS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
As of June 30, 2007

	Historical	Pro Forma Adjustments
	Pinpoint Recovery Solutions Corp.	Debit	Credit	Pro Forma Combined
ASSETS
Current assets:
Cash	$252,813	$447,475 [A]	155,922[D]	$544,366
Accounts receivable, net	285,988	—	—	285,988
Prepaid expenses and other assets	19,316	—	—	19,316
Total current assets	558,117	447,475	155,922	849,670
Property and equipment, net	32,706	—	—	32,706
Goodwill	6,406,067	—	—	6,406,067
TOTAL ASSETS	$6,996,890	$447,475	155,922	$7,288,443
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$83,260	—	—	$83,260
Accrued interest payable-related party	1,725	—	—	1,725
Due to seller	155,922	155,922[D]	—	—
Promissory note payable-related party	1,881,550	—	—	1,881,550
Total current liabilities	2,122,457	155,922	—	1,966,535
Stockholders' Equity:
Common stock at par value	4,212	—	186[A]	4,398
Additional paid-in capital	5,472,171	—	447,289 [A]	5,919,460
Subscriptions receivable	(3,300)	—	—	(3,300)
Accumulated deficit	(598,650)	—	—	(598,650)
Total stockholders’ equity	4,874,433	—	447,475	5,321,908
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,996,890	155,922	$447,475	$7,288,443

See notes to unaudited pro forma condensed combined financial statements.

PINPOINT RECOVERY SOLUTIONS CORP. AND S.A.L.T. PAYROLL CONSULTANTS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2007

	Historical		Pro Forma Adjustments
	Pinpoint Recovery Solutions Corp.	S.A.L.T. Payroll Consultants, Inc.*	Debit	Credit	Pro Forma Combined
Revenues	$98,614	$1,059,859	—	—	$1,158,473
Costs and expenses:
Direct costs	—	153,619	—	—	153,619
Payroll and related costs	—	552,222	—	—	552,222
Professional fees	196,296	—	—	—	196,296
Consulting fees	467,500	—	—	—	467,500
Interest expense	1,725	3	$75,889[C]	—	77,617
Other general and administrative	31,743	203,448	—	—	235,191
Total costs and expenses	697,264	909,292	75,889	—	1,682,445
Pro forma net loss	$(598,650)	$150,567	$75,889	—	$(523,972)
Basic and diluted loss per common share	$(0.34)				$(0.27)
Weighted average number of common shares:
Basic and diluted	1,759,393	—	—	185,881[A]	1,945,274

*	Represents the results of SALT for the period from January 1, 2007 through June 25, 2007, the date Pinpoint acquired SALT.

See notes to unaudited pro forma condensed combined financial statements.

PINPOINT RECOVERY SOLUTIONS CORP. AND S.A.L.T. PAYROLL CONSULTANTS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF INCOME
For the Year Ended December 31, 2006

	Historical		Pro Forma Adjustments
	Pinpoint Recovery Solutions Corp.	S.A.L.T. Payroll Consultants, Inc.	Debit	Credit	Pro Forma Combined
Revenues	—	$3,239,179	—	—	$3,239,179
Costs and expenses:
Direct costs	—	388,691	—	—	388,691
Payroll and related costs	—	589,653	—	—	589,653
Interest expense	—	130	$155,228[C]		155,358
General and administrative	—	283,586	—	—	283,586
Total costs and expenses	—	1,262,060	155,228	—	1,417,288
Income before provision for income taxes	—	1,977,119	155,228	—	1,821,891
Provision for income taxes	—	—	687,000[D]	—	687,000
Pro forma net income	—	$1,977,119	$842,228	—	$1,134,891
Basic and diluted loss per common share	—				$0.58
Weighted average number of common shares:
Basic and diluted	1,759,393	—	—	185,881[A]	1,945,274

See notes to unaudited pro forma condensed combined financial statements.

PINPOINT RECOVERY SOLUTIONS CORP. AND
S.A.L.T. PAYROLL CONSULTANTS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

Acquisition by Pinpoint Recovery Solutions Corp. (“Pinpoint”) of S.A.L.T. Payroll Consultants, Inc. (“SALT”)

On June 26, 2007, pursuant to an Asset Purchase Agreement, Pinpoint purchased certain assets subject to certain liabilities of SALT for (i) $3,118,450 of cash; (ii) $1,881,550 in the form of a promissory note; and, (iii) 825,000 shares (which, as to all share references in these notes, reflects a subsequent 10% stock dividend — see Note E) of its Common Stock valued at $1,335,000. Including a finder’s fee of $270,922, the total acquisition cost was $6,605,922.

In order to finance the acquisition of SALT, in March 2007, Pinpoint commenced a Private Placement Offering consisting of (i) a minimum of 80 units, each consisting of 9,058.5 shares of Common Stock and a warrant to purchase 4,528.7 shares of Common Stock for $2.27 per share (which, as do all warrant references in these notes, reflects a subsequent 10% stock dividend — see Note E) (the “Unit”), for gross offering proceeds of $2,000,000 and (ii) a maximum of 240 Units for gross offering proceeds of $6,000,000, the “Equity Offering”.

On June 26, 2007, pursuant to the Private Placement, Pinpoint sold to 42 investors, 157.72 Units for $25,000 per Unit. Pinpoint received gross proceeds of $3,943,000 for which it issued an aggregate of 1,428,708 shares of Common Stock and warrants to purchase an aggregate of 714,347 shares of Common Stock for $2.50 per share ($2.27 per share after a 10% stock dividend).

Note A — Subsequent Sale of Private Placement Units

In July 2007 and August 2007, pursuant to the Private Placement, Pinpoint sold to 5 investors, 20.52 Units for $25,000 per Unit. Pinpoint received gross proceeds of $513,000 for which it issued an aggregate of 168,983 shares (185,881 shares after a 10% stock dividend) of Common Stock and warrants to purchase an aggregate of 84,490 shares (92,939 shares after a 10% stock dividend) of Common Stock for $2.50 per share ($2.27 per share after a 10% stock dividend). The pro forma adjustment related to the subsequent sale of the Private Placement Units is as follows:

Gross proceeds from issuance of Units	$513,000
Offering costs	(65,525)
Net proceeds from issuance of Units	$447,475
Par value at $.001 on 185,881 shares	(186)
Additional paid-in capital	$447,289

Note B — Accrued Interest Related to the Promissory Notes-Related Party

The historical financial statements of Pinpoint include interest expense on the promissory notes from June 26, 2007, the date of issuance through June 30, 2007. The pro forma adjustments herein for the statements of operations for the periods ended June 30, 2007 and December 31, 2006 assume that the notes were outstanding from the beginning of the periods presented resulting in increased interest expense.

Note C — Pro forma Provision for Income Taxes

SALT is an S Corporation pursuant to Section 1362(a) of the Internal Revenue Code (“IRC”). Generally, an S corporation is exempt from federal and state income taxes other than tax on certain capital gains and passive income and any tax income and loss is passed through to its stockholders. The pro forma provision for income taxes reflects the current and deferred federal and state income taxes that would have resulted if SALT had been a taxable corporation during the year ended December 31, 2006.

PINPOINT RECOVERY SOLUTIONS CORP. AND
S.A.L.T. PAYROLL CONSULTANTS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

Note D — Payment of Funds Due to Seller

In July 2007, Pinpoint paid $155,922 to the seller in connection with the acquisition of SALT. The pro forma adjustment reflects such payment as if it had been paid as of June 30, 2007.

Note E — 10% Stock Dividend

On September 14, 2007, the Company’s board of directors approved a 10% stock dividend to all holders of record as of September 12, 2007. The dividend has been given full retroactive effect throughout these pro forma financial statements and the notes thereto.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Pursuant to Article Seventh of our Certificate of Incorporation, we have agreed to indemnify our officers, directors, employees and agents to the fullest extent permitted by the laws of the State of Delaware, as amended from time to time.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

Our expenses in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are estimated as follows:

SEC Registration Fee	$488
Legal Fees and Expenses	$75,000
Audit Fees and Expenses	$30,000
Miscellaneous Expenses	$10,000
Total	$115,488

Item 26. Recent Sales of Unregistered Securities

September 2007 Stock Dividend

On September 14, 2007, our Board of Directors approved a ten percent stock dividend to all the holders of shares of our Common Stock, resulting in an issuance to all of our stockholders of 429,781 new shares of our Common Stock and a total of 4,617,588 shares issued and outstanding after giving effect to such dividend. Also as a result of such dividend, the exercise price of the warrants held by the investors in our July 2007 private placement (described in the following paragraph) (including the warrants issued to our placement agent) was adjusted to equitably account for such dividend from an initial exercise price of $2.50 to an adjusted exercise price of $2.27.

June 2007 Private Placement

In June 2007 we effected an initial closing of a private placement offering to 42 accredited investors of 157.72 units for $25,000 per unit. Each such unit comprised 8,235 shares of our Common Stock and warrants to purchase 4,117 shares of our Common Stock at a per share exercise price of $2.50, prior to giving effect to the September 2007 stock dividend; after giving effect to such stock dividend, each unit would comprise 9,059 shares of Common Stock and warrants to purchase 4,529 shares of Common Stock at a per share exercise price of $2.27 per share. In July and August 2007 we effected subsequent closing of sales to 5 additional investors in the private placement offering of 20.52 units. We received gross proceeds in the private placement offering of $4,456,000. Each warrant sold in the private placement offering is exercisable over a five-year period ending June 26, 2012. T.R. Winston & Company LLC acted as placement agent and in consideration therefor we paid to T.R. Winston & Company LLC (1) an amount in cash equal to approximately 10% of the gross offering proceeds paid by investors in such offering, (2) a warrant to purchase up to 170,148 shares of our Common Stock at a per share exercise price of $2.27 per share (after giving effect to our September 2007 stock dividend) for a five-year period ending June 26, 2012, and (3) a non-accountable expense allowance equal to 1% of the proceeds raised in the private placement. This summary of the terms of the agreement between Pinpoint and T.R. Winston & Company LLC is qualified in its entirety by reference to such agreement, a copy of which is included as Exhibit 1.1 to this registration statement.

Issuances to Our Directors, Advisors and Consultants

On December 8, 2006, we issued 1,200,000 shares of Common Stock to Andrew Scott in exchange for $12,000 in connection with Mr. Scott’s services to us related to our formation and organization.

We issued the following shares of our Common Stock to our directors as indicated in the table in connection with their respective elections to the Board:

Name	Shares Issued	Price Paid	Date of Issuance
Richard Cohen	100,000	$1,000	March 17, 2007
Paul Dennis	100,000	$1,000	March 17, 2007
Frederick Smithline	30,000	$300	March 17, 2007
Sheldon Miller	100,000	$1,000	May 18, 2007
Adolfo Carmona	100,000	$1,000	July 19, 2007
Gordon Sjodin	100,000	$1,000	July 19, 2007

(Frederick Smithline, Joel Dictrow and Derek Irwin received 70,000, 100,000 and 100,000 shares of our Common Stock on March 17, 2007, May 18, 2007, and May 18, 2007, respectively, from Andrew Scott in connection with their elections to our Board of Directors.)

On July 19, 2007, we issued 250,000 shares of our Common Stock to David Baker pursuant to a consulting agreement that terminates on December 31, 2008, between Mr. Baker and Pinpoint under the terms of which Mr. Baker shall, among other things, advise Pinpoint with respect to our direct offering to which this registration statement relates and provide other financial, public relations and business-related services.

We believe that all of the issuances of our securities described above in this item were exempt from registration under Section 4(2) of the Securities Act.

Item 27. Exhibits

Exhibit Nos.*	Description of Exhibit
3.1	Certificate of Incorporation
3.2	By-laws
4.1	Form of Subscription Agreement between Registrant and Certain of the Selling Security Holders
4.2	Form of Warrant between Registrant and Certain of the Selling Security Holders
4.3	Placement Agent Warrant
4.4	Form of Registration Rights Agreement
4.5	2007 Stock Option Plan
5.1	Opinion of Eaton & Van Winkle LLP
10.1	Employment Agreement between the Registrant and Kevin Cappock
10.2	Employment Agreement between the Registrant and Robert Neuman
10.3	Advisory Agreement between the Registrant and David Baker
10.4	Promissory Note by the Registrant in Favor of S.A.L.T. Payroll Consultants, Inc.
21.1	Subsidiaries of Registrant
23.1	Consent of Counsel (contained in the opinion annexed as Exhibit 5.1)
23.2	Consent of Marcum & Kliegman LLP as to Report dated October 11, 2007
23.3	Consent of Marcum & Kliegman LLP as to Report dated February 26, 2007

*	All exhibits are filed herewith.

Item 28. Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is a part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa State of Florida on October 26, 2007.

PINPOINT RECOVERY SOLUTIONS CORP.

By:	/s/ Kevin Cappock President and Chief Executive Officer (principal executive officer)
By:	/s/ Richard Cohen Chief Financial Officer, Treasurer, Secretary (principal financial and accounting officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew Scott, Kevin Cappock and Richard Cohen, and each of them acting without the other, his true and lawful attorney-in-fact, with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signatures	Title	Date
/s/ Andrew Scott Andrew Scott	Director	October 25, 2007
/s/ Kevin Cappock Kevin Cappock	Director, President and Chief Executive Office (principal executive officer)	October 26, 2007
/s/ Robert Neuman Robert Neuman	Chief Operating Officer and Executive Vice President	October 26, 2007
/s/ Richard Cohen Richard Cohen	Director, Chief Financial Officer, Treasurer, Secretary (principal financial and accounting officer)	October 26, 2007
/s/ Paul Dennis Paul Dennis	Director	October 25, 2007
/s/ Joel Dictrow Joel Dictrow	Director	October 25, 2007
/s/ Frederick Smithline Frederick Smithline	Director	October 25, 2007
/s/ Gordon Sjodin Gordon Sjodin	Director	October 25, 2007